ASSET PURCHASE AGREEMENT
BY AND BETWEEN
PANDORA MEDIA, INC.
AND
RDIO, INC.,

DATED AS OF NOVEMBER 16, 2015

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TABLE OF CONTENTS

		Page
10.7	Governing Law; Exclusive Jurisdiction	52
10.8	Rules of Construction	52
10.9	Amendment; Waiver	52
10.10	No Third Party Beneficiary	53

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INDEX OF ANNEXES
EXHIBITS
Exhibit A    Form of Escrow Agreement
Exhibit B    Form of Master Services Agreement
Exhibit C    Form of Assignment and Bill of Sale
Exhibit D    Form of Domain Name Assignment
Exhibit E    Form of Bidding Procedures Order
Exhibit F    Form of Sale Order
Exhibit G    Form of Written Consent of Parent and Secured Lender
SCHEDULES

Schedule 1.1(ss)	Designated Employees

Schedule 2.1(a)(i)	Designated Contracts

Schedule 2.1(a)(ii)	Transferred Technology

Schedule 2.1(a)(iii)	Transferred IPR

Schedule 2.1(c)(iv)	Other Excluded Assets
Schedule 2.2(c)        Employee Offer Letter Matters
Schedule 5.1        Conduct of Business
Schedule 5.2        Restrictions on Business
Schedule 6.1(d)    Taxing Authorities and Environmental Governmental Entities
Schedule 7.2(g)        Form of Transferred Assets

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of November 16, 2015, by and between Pandora Media, Inc., a Delaware corporation (“Purchaser”), and Rdio, Inc., a Delaware corporation (“Seller”). Each of the parties hereto is referred to herein individually as a “Party,” and collectively as the “Parties”.
RECITALS
A.Seller will, not later than one (1) Business Day after the date of this Agreement, file a voluntary petition commencing a chapter 11 Bankruptcy Case (hereinafter, the “Bankruptcy Case”) pursuant to Title 11 of United States Code, 11 U.S.C. Sections 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”) (the date such petitions are filed the “Petition Date”).
B.Seller wishes to transfer, free and clear of all Liens, to Purchaser or its Affiliates all the Transferred Assets, in exchange for the consideration set forth below and the Parties intend to effectuate the transactions contemplated by this Agreement through a sale of the Transferred Assets pursuant to Section 363 of the Bankruptcy Code.
C.Prior to or concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Purchaser to enter into this Agreement, certain Employees, as set forth on Schedule 2.2(c), have entered into “at will” employment arrangements with Purchaser or a Subsidiary thereof to be effective immediately after the Closing pursuant to the execution and delivery by such Employees of offer letters, in a form acceptable to Purchaser (each, an “Employee Offer Letter” and, collectively, the “Employee Offer Letters”), and a proprietary information and inventions assignment agreement, in a form acceptable to Purchaser (each, a “Proprietary Information and Inventions Assignment Agreement” and collectively, the “Proprietary Information and Inventions Assignment Agreements”).
D.Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Purchaser to enter into this Agreement, Janus Friis has entered into a Non-Competition Agreement (the “Non-Competition Agreement”) to be effective immediately after the Closing.
E.At or prior to the Closing, Purchaser, Seller, and the Escrow Agent (as defined below) shall enter into an escrow agreement substantially in the form attached hereto as Exhibit A (with such changes as the Escrow Agent may reasonably request, the “Escrow Agreement”), pursuant to which Purchaser shall deposit the Escrow Amount in an escrow account to satisfy and secure the obligations set forth in Article 8.
F.Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser to enter into this Agreement, Purchaser and Seller have entered into a Master Services Agreement (the “Master Services Agreement”) in substantially the form attached hereto as Exhibit B. As a partial advance (the “Services Fees Advance”) of amounts due by Purchaser pursuant to the terms of the Master Services Agreement, Purchaser hereby agrees to make a onetime wire transfer of immediately available funds equal to $1,250,000 to an account designated in writing by Seller within three (3) Business Days following the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

Article 1
DEFINITIONS
1.1    Capitalized Terms.
For purposes of this Agreement, the following terms shall have the following respective meanings:
(a)    “280G Stockholder Approval” has the meaning set forth in Section 6.11.
(b)    “Action” means any claim, action, cause of action, suit, demand, inquiry, proceeding, audit or investigation by or before any Governmental Entity, or any other arbitration, mediation or similar proceeding.
(c)    “Additional Asset” has the meaning set forth in Section 2.9.
(d)    “Additional Assignment Order” has the meaning set forth in Section 2.1(b).
(e)    “Additional Designated Contract” has the meaning set forth in Section 2.1(b).
(f)    “Affiliate”, with respect to any Person, means a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person. For the purposes of this definition, (i) “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person, and (ii) Seller’s Affiliates shall consist of Parent and Parent’s Subsidiaries.
(g)    “Aggregate Consideration” has the meaning set forth in Section 2.2(a).
(h)    “Agreement” has the meaning specified in the preamble to this Agreement.
(i)    “Allocation” means an allocation of the Aggregate Consideration and Assumed Liabilities, if any, among the Transferred Assets in accordance with Section 1060 of the Code including, to the extent any Transferred Assets are acquired by an Affiliate of Purchaser pursuant to Section 2.1(a), a similar allocation with respect to such Transferred Assets (including related Assumed Liabilities).
(j)    “Alternative Transaction” means at any time within one (1) year after the date hereof one of the following transactions with or by a party other than Purchaser or its Affiliates resulting in (a) the sale of a majority of the Transferred Assets, (b) a merger, consolidation or similar transaction involving Seller, or (c) a sale, lease or other disposition directly or indirectly by merger, consolidation, tender offer, share exchange or otherwise of assets of Seller.
(k)    “Ancillary Agreements” means the Assignment and Bill of Sale, the Creditor Indemnity Agreement, the Trademark Assignment Agreement, the Patent Assignment Agreement, the Domain Name Assignment, the Master Services Agreement, the Employee Offer Letters, the Proprietary Information and Invention Assignment Agreements, the Transferred Lease Assignment, the Non-Competition Agreement, and the Escrow Agreement.

(l)    “Anti-Corruption Laws” has the meaning set forth in Section 3.10(b).
(m)    “Applicable Law” means any federal, state, national, local, municipal, foreign, international, supranational or other constitution, act, statute, law, principle of common law, code, edict, ordinance, treaty, rule, regulation or any official interpretation of, or judgment, injunction, Order, decision, decree, license, permit, authorization, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
(n)    “Approval Order” means the Sale Order or any other order entered by the Bankruptcy Court approving the assignment of the Designated Contracts.
(o)    “Assignment and Bill of Sale” means the assignment and bill of sale, in the form set forth as Exhibit C, to be executed and delivered by Seller and Purchaser at the Closing.
(p)    “Assumed Liabilities” has the meaning set forth in Section 2.1(d).
(q)    “Auction” has the meaning specified in Section 6.1(a).
(r)    “Bankruptcy Case” has the meaning specified in the recitals.
(s)    “Bankruptcy Code” has the meaning specified in the recitals.
(t)    “Bankruptcy Court” has the meaning specified in the recitals.
(u)    “Basket” has the meaning set forth in Section 8.3(a).
(v)    “Behavioral Data” means data collected from an IP address, web beacon, pixel tag, ad tag, cookie, Flash local storage object, software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data (i) is collected from a particular computer or device regarding Web viewing or other activities; or (ii) is or is readily able to be used to identify, locate or contact a natural person or a device or application, to predict or infer the preferences, interests, or other characteristics of the device or application or of a user of such device or application, or to target advertisements or other content to a natural person or a device or application.
(w)    “Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any Employee, or with respect to which Seller or any ERISA Affiliate has or may have any Liability or obligation.
(x)    “Bidding Procedures Motion” shall have the meaning set forth in Section 6.1(b).
(y)    “Bidding Procedures Order” shall have the meaning set forth in Section 6.1(b).
(z)    “Break-Up Fee” shall have the meaning set forth in Section 9.3(a)(ii).
(aa)    “Business” means the business of licensing, marketing, selling and digitally distributing music and related advertising as conducted by Seller and its Affiliates.

(bb)    “Business Content” means any sound recordings, musical works, album cover artwork, photographs, images, audiovisual works, third party metadata (including editorial content) and other copyrighted materials made available by Seller through the Business Products, but excluding the Business Product Software and Incorporated Software.
(cc)    “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Oakland, California are authorized or obligated by law or executive order to close.
(dd)    “Business Facility” means any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by Seller or any of its Affiliates.
(ee)    “Business Products” means all versions of all products of Seller, including, without limitation, discontinued, predecessor and legacy products of Seller and all versions of such products currently under development.
(ff)    “Business Product Software” means all Software that is owned by Seller that is incorporated into, distributed with, or used in the provision of any version of the Business Products, including, without limitation, websites, mobile applications, tablet applications, and internal-use Software.
(gg)    “Closing” has the meaning set forth in Section 2.3.
(hh)    “Closing Date” has the meaning set forth in Section 2.3.
(ii)    “Code” means the United States Internal Revenue Code of 1986, as amended.
(jj)    “Consent” means any consent, assignment, permit, Order, certification, concession, franchise, approval, authorization, registration, waiver, declaration or filing with, of or from any Governmental Entity, parties to Contracts or any third Person.
(kk)    “Consultant Proprietary Information Agreement” has the meaning set forth in Section 3.9(k).
(ll)    “Continuing Employees” has the meaning set forth in Section 6.4(c).
(mm)    “Contract” means any note, bond, mortgage, indenture, lease, sublease, contract, covenant, plan, insurance policy, undertaking or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, including any amendment or modifications made thereto, whether oral or written or express or implied.
(nn)    “Creditor” means Iconical Investments II LP.
(oo)    “Creditor Indemnity Agreement” means that certain Indemnity and Guarantee Agreement dated as of the date hereof, between Purchaser and Creditor.
(pp)    “Cure Costs” has the meaning set forth in Section 6.10.
(qq)    “Customer Data” means (i) all data and content uploaded or otherwise provided by or on behalf of customers of Seller and its Affiliates to, or stored by customers of Seller and its Affiliates on, the Business Products; (ii) all data and content created, compiled, inferred, derived, or otherwise collected or obtained by or for the Business Products or by or for Seller and its Affiliates in their provision of the Business Products or operation of the Business about customers; and (iii) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in subclauses (i) and (ii) above.
(rr)    “Designated Contracts” has the meaning set forth in Section 2.1(a)(i).
(ss)    “Designated Employee” means the Employees listed on Schedule 1.1(ss), as such Schedule may be updated from time to time by Purchaser.
(tt)    “Disclosed Additional Designated Contract” means an Additional Designated Contract which was made available by Seller to Purchaser, provided that the San Francisco Lease shall not be a Disclosed Additional Designated Contract.
(uu)    “Disclosure Schedule” has the meaning set forth in the preamble to Article 3.
(vv)    “Disputed Amounts” has the meaning set forth in Section 8.7.
(ww)    “Domain Name Assignment” means the Assignment of Domain Names in the form set forth as Exhibit D, to be executed and delivered by Seller and Purchaser at the Closing.
(xx)    “Employee” means any current or former employee, consultant, independent contractor or director of (i) Seller and (ii) as set forth on Schedule 1.1(ss), Rdio UK Ltd.
(yy)    “Employee Offer Letter” and “Employee Offer Letters” have the meanings specified in the recitals.
(zz)    “Employee Proprietary Information Agreement” has the meaning set forth in Section 3.9(k).
(aaa)    “Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between Seller or any or any of its Affiliates and any Employee.
(bbb)    “Employment Liabilities” shall mean any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto arising under law, rule, regulation, permit, action or proceeding before any governmental authority, order or consent decree or any award of any arbitrator of any kind relating to any Benefit Plan, Employment Agreement or otherwise relating to an Employee and his or her employment with Seller or any ERISA Affiliate.
(ccc)    “Enforceability Limitations” has the meaning set forth in Section 3.3.
(ddd)    “Environmental Laws” means all applicable laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the European Union Directive 2012/19/EU on waste electrical and electronic equipment (“WEEE Directive”), the European Union

Directive 2011/65/EU on the restriction on the use of hazardous substances (“EU RoHS Directive”), and the Administrative Measures on the Control of Pollution Caused by Electronic Information Products (“China RoHS”), all as amended at any time.
(eee)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.
(fff)    “ERISA Affiliate” means each subsidiary of Seller and any other person or entity under common control with Seller or any of its subsidiaries within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code from time to time.
(ggg)    “Escrow Account” has the meaning set forth in Section 2.2(b).
(hhh)    “Escrow Agent” has the meaning set forth in Section 2.2(b).
(iii)     “Escrow Agreement” has the meaning specified in the recitals.
(jjj)    “Escrow Amount” means $11,250,000.
(kkk)    “Escrow Fund” has the meaning set forth in Section 2.2(b).
(lll)    “Escrow Release Date” has the meaning set forth in Section 8.7.
(mmm)    “Excess Indemnification Amounts” has the meaning set forth in Section 8.5(a).
(nnn)    “Excluded Assets” has the meaning set forth in Section 2.1(c).
(ooo)    “Excluded Employee Liabilities” means:
(i)    Employment Liabilities, including but not limited to payments or entitlements that Seller or its Affiliates may owe or have promised to pay to the Continuing Employees or any other Employees, including wages, other remuneration, holiday or vacation pay, bonus, severance pay (statutory or otherwise), commission, pension contributions, Taxes, and any other liability, payment or obligations related to Employees;
(ii)    all payments with respect to the Continuing Employees that are due to be paid prior to or on the Closing Date (including, without prejudice to the generality of the foregoing, pension contributions, insurance premiums and Taxes) to any third party in connection with the employment of any of the Continuing Employees;
(iii)    any non-forfeitable claims or expectancies of any Continuing Employees from their prior employment with Seller or an ERISA Affiliate which have been incurred or accrued prior to the Closing; and
(iv)    all costs and disbursements incurred in connection with the termination of any employment of a Continuing Employee or any other Employee prior to or in connection with the Closing (including any Employee who does not accept an offer of employment with Purchaser).
(ppp)    “Excluded Liabilities” has the meaning set forth in Section 2.1(e).

(qqq)    “Expense Reimbursement” has the meaning set forth in Section 9.3(a)(i).
(rrr)    “Exploit” or “Exploitation” means to use, reproduce, distribute, modify, develop, prepare derivative works, license, make, have made, offer for sale, sell, market, import, maintain, support or otherwise exploit.
(sss)    “Final Order” means an action taken or Order issued by the applicable Governmental Entity as to which no stay of the action or Order is pending and no such stay is in effect.
(ttt)    “Fundamental Representations” has the meaning set forth in Section 8.1.
(uuu)    “Governmental Entity” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, legislative, administrative or quasi-governmental authority, branch, office agency, commission or other body, or any court, tribunal, or arbitral or judicial body (including any grand jury), whether domestic or foreign, including any securities exchange.
(vvv)    “Hazardous Material” means any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, a contaminant or otherwise a danger to health, reproduction or the environment.
(www)    “Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, disposal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements, including without limitation, the WEEE Directive, EU RoHS Directive, and China RoHS.
(xxx)    “Incorporated Open Source Software” means Open Source Software that has been incorporated into any Business Product, or distributed with or used in the provision of any Business Product.
(yyy)    “Incorporated Other Software” means any Software other than Open Source Software owned by a third party that has been incorporated into or distributed with any Business Product.
(zzz)    “Incorporated Software” means the Incorporated Open Source Software and Incorporated Other Software.
(aaaa)    “Indebtedness” means with respect to any Person, all Liabilities, indebtedness, or obligations of any kind or nature, contingent or otherwise, related to (i) indebtedness for borrowed money or for the deferred purchase price of property or services; (ii) any other indebtedness that is evidenced by a note, bond, debenture, letter of credit or similar instrument or facility; (iii) obligations under financing and operating leases or capital leases; (iv) all conditional sale obligations and all obligations under any title retention agreement; (v) all obligations under any currency, interest rate or other hedge agreement or any other hedging arrangement; (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (vii) all accrued interest, prepayment premiums, penalties and other amounts related to any of the foregoing.
(bbbb)    “Indemnifiable Matters” shall have the meaning set forth in Section 8.2(a).

(cccc)    “Indemnified Party” and “Indemnified Parties” have the meaning set forth in Section 8.2(a).
(dddd)    “Infrastructure Assets” means any Technology licensed or leased to Seller or its Affiliates pursuant to a Contract that is not a Designated Contract. Infrastructure Assets explicitly exclude all Business Product Software and Incorporated Software.
(eeee)    “Insurance Policies” has the meaning set forth in Section 3.15.
(ffff)    “Intellectual Property Rights” means any and all industrial and intellectual property rights in any jurisdiction, whether statutory or common law rights, including all such rights in the following: (i) patents and applications therefor and all reissues, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all industrial designs and any registrations and applications therefor, (iii) all common law trademarks and service marks rights, trademark and service mark registrations and applications therefor, (iv) domain name registrations, (v) all copyrights, copyright registrations and applications therefor, (vi) all rights in databases and data collections, including in user and customer records and databases, (vii) all moral rights of authors, however denominated, (viii) proprietary rights in trade secrets and other confidential information, (ix) proprietary rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy and publicity, and (x) any analogous or similar proprietary rights to any of the foregoing anywhere in the world; provided, however, that to the extent that the term “Intellectual Property Rights” is used in this Agreement in the context of selling, conveying, transferring, assigning or delivering Intellectual Property Rights, sub-clause (vii) above should be read as follows: “all moral rights of authors, however denominated, except to the extent that such personal rights are non-assignable by Applicable Law”.
(gggg)    “IP Rep Cap” means an aggregate amount equal to $18,750,000, inclusive of the Escrow Amount. For the avoidance of doubt, any Losses applied against the Escrow Amount shall correspondingly reduce the IP Rep Cap.
(hhhh)    “Knowledge” means, with respect to Seller, the actual knowledge of Anthony Bay, Ron Buell, Maikao Grare, Greg Norman, Elliott Peters and Jim Rondinelli and the knowledge such individuals would have or reasonably be expected to have after appropriate inquiry of such individuals that would reasonably be expected to have actual knowledge of such matters as a result of their duties for Seller.
(iiii)    “Lease” means any lease, lease guaranty, license, sublease, agreement for the leasing, use or occupancy of, or other instrument granting a right in or relating to the Leased Premises, together with all amendments, modifications or supplements thereto.
(jjjj)    “Leased Premises” means the real property together with all rights, easements and privileges appertaining or relating to such real property, and all improvements located thereon, that is leased, subleased or licensed by Seller and used or held for use by Seller or any of its Affiliates.
(kkkk)    “Liability” means any liability, Indebtedness, duty, expense, charge, cost, fee, claim, deficiency, commitment, loss, damage, guaranty, endorsement or other obligation of any type, whether known or unknown, asserted or unasserted, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential, determined, determinable or otherwise, due or to become due, on- or off-balance sheet, including those arising under any Contract, Applicable Law or Action, accounts payable, royalties payable, reserves, accrued bonuses, accrued vacation, Employee expenses obligations and liabilities for Taxes.

(llll)    “Lien” means any mortgage, pledge, lien, security interest, charge, claim, community or other marital property interest, equity, encumbrance, restriction on transfer, use, voting or any other attribute of ownership, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom, provided that “Lien” does not include any license of Intellectual Property.
(mmmm)    “Loss” and “Losses” have the meaning set forth in Section 8.2(a).
(nnnn)    “Master Services Agreement” shall have the meaning set forth in the Recitals.
(oooo)    “Master Services Fees” means those fees due pursuant to the terms of the Master Services Agreement.
(pppp)    “Material Adverse Effect” with respect to Seller shall mean any state of facts, condition, change, development, event or effect (each, an “Effect”) that, either alone or in combination with any other Effect(s) is, or would be reasonably likely to have a material adverse effect on the Transferred Assets; provided, however, that any Effect(s) arising from or relating to any of the following shall not be deemed, either alone or in combination, to constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) conditions affecting the industries in which the Business operates (which Effect(s), in each case, do not disproportionately affect Seller, Parent or their respective Subsidiaries, as the case may be, relative to other businesses licensing, marketing, selling and digitally distributing music and related advertising); (B) general economic, financial market or geopolitical conditions (which Effect(s), in each case, do not disproportionately affect Seller, Parent or their respective Subsidiaries, as the case may be, relative to other businesses licensing, marketing, selling and digitally distributing music and related advertising); (C) any failure to meet any projections or forecasts for the Business for any period ending (or for which revenues or earnings are released) on or after the date hereof (provided that the underlying causes of any such failure (subject to the other provisions of this definition) shall not be excluded); (D) any change in accounting rules (including GAAP), or the enforcement, implementation or interpretation thereof, after the date hereof; (E) any Effect caused by, relating to or resulting from the announcement or pendency of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, licensors or others having relationships with Seller, Parent or their respective Subsidiaries; or (G) any Effect caused by, relating to or resulting from Seller’s cessation of the Business following the date hereof.
(qqqq)    “Material Contracts” has the meaning set forth in Section 3.8(b).
(rrrr)    “MRI” has the meaning set forth in Section 2.1(c)(viii).
(ssss)    “NDA” means that certain Nondisclosure Agreement, dated as of November 6, 2014, between Seller and Purchaser, as amended.
(tttt)    “Non-Competition Agreement” has the meaning set forth in the recitals.
(uuuu)    “Non-Paying Party” has the meaning set forth in Section 6.5(a).
(vvvv)    “Notification” has the meaning set forth in Section 2.1(b)(i).
(wwww)    “Objection Notice” has the meaning set forth in Section 8.5(a).

(xxxx)    “Officer’s Certificate” means a certificate signed by any officer of an Indemnified Party (or in the case of an Indemnified Party that is an individual, signed by such individual): (i) stating that an Indemnified Party has paid, sustained, incurred or properly accrued, or in good faith reasonably anticipates that it will pay, sustain, incur or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated (to the extent such amount is determinable and known), the date each such item was paid, sustained, incurred or properly accrued, or the basis for such anticipated Loss; provided that the Officer’s Certificate need only specify such information to the knowledge of such officer or such Indemnified Party as of the date of delivery of such Officer’s Certificate, shall not limit any of the rights or remedies of any of the Indemnified Parties, and may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Officer’s Certificate.
(yyyy)    “Open Source Software” means any Software or other material that is distributed as “free software”, “open source software” or under a substantially equivalent licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).
(zzzz)    “Order” means any order, writ, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity.
(aaaaa)    “Other Excluded Assets” has the meaning set forth in Section 2.1(c)(iv).
(bbbbb)    “Parent” means Pulser Media, Inc., a Delaware corporation.
(ccccc)    “Party” and “Parties” have the meanings specified in the preamble to this Agreement.
(ddddd)    “Payable Claim” has the meaning set forth in Section 8.5(d).
(eeeee)     “Paying Party” has the meaning set forth in Section 6.5(a).
(fffff)    “Permit” means any license, permit, franchise, approval, certificate, waiver, concession, exemption, variance, Order, certificate of occupancy, registration, notice, authorization or consent of, or filing with, any Governmental Entity or any other Person.
(ggggg)    “Permitted Liens” means (i) statutory, mechanics’, materialmens’, workmens’, landlords’ and other like Liens arising out of operation of Applicable Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent and is not material and (ii) Liens for Taxes not yet due and payable.
(hhhhh)    “Person” means an individual, partnership, corporation, limited liability company, association, joint venture, trust, unincorporated organization, Governmental Entity or other organization organized or recognized under any Applicable Law.
(iiiii)    “Personal Data” means any: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, or any biometric identifier, device or machine identifier, IP address, or any other piece of information that alone or in combination with other information collected, held, or otherwise processed by or for Seller or its Affiliates, allows the identification or location of, or contact with, a natural person or a particular computing system or device specifically associated with such natural person (and for greater certainty includes all such information with respect to employees); (ii) any other information if such information is defined as “personal data”, “personally identifiable information”, “individually identifiable health information”, “protected health information” or “personal information” under any Privacy Legal Requirement; and (iii) any information that is associated (by, for example, records linked via unique keys) with any of the foregoing.
(jjjjj)    “Petition Date” has the meaning set forth in the recitals.
(kkkkk)    “Privacy Legal Requirement” has the meaning set forth in Section 3.9(m).
(lllll)    “Private Data” means Behavioral Data and Personal Data.
(mmmmm)    “Property Taxes” has the meaning set forth in Section 6.5(a).
(nnnnn)    “Proprietary Information and Inventions Assignment Agreement” and “Proprietary Information and Inventions Assignment Agreements” have the meanings specified in the recitals.
(ooooo)    “Purchaser” has the meaning specified in the preamble to this Agreement.
(ppppp)    “Registered IP” means Intellectual Property Rights that are or have been registered, filed, certified, issued, or otherwise recorded with or by any public or quasi-public legal authority or Governmental Entity, and any applications for any of the foregoing, including all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patent rights.
(qqqqq)    “Related Agreements” means the Ancillary Agreements and all other certificates, instruments and ancillary documents delivered in connection with this Agreement or any of the foregoing.
(rrrrr)    “Representatives” with respect to a particular Person, means any designee, director, administrator, officer, manager, partner, employee, agent, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
(sssss)    “Resolved Claim” has the meaning set forth in Section 8.5(c).
(ttttt)    “Sale Hearing” has the meaning set forth in Section 6.1(b).
(uuuuu)    “Sale Motion” has the meaning set forth in Section 6.1(c).
(vvvvv)    “Sale Order” has the meaning set forth in Section 6.1(c).
(wwwww)    “San Francisco Lease” shall mean the Office Lease dated May 1, 2011 by and between Seller and DP 1550 Bryant, LLC, a Delaware limited liability company, as amended on August 6, 2012, July 22, 2014 and August 3, 2015.
(xxxxx)    “Section 280G Payments” has the meaning set forth in Section 6.11.
(yyyyy)    “Seller” has the meaning specified in the preamble to this Agreement.
(zzzzz)    “Seller Privacy Policy” means each external or internal, past or present privacy policy, representation or other policy of Seller or any of its Subsidiaries relating to privacy, data security, or the collection, obtainment, interception, compilation, creation, retention, storage, security, disclosure, transfer, disposal, use, and other processing of any Private Data.
(aaaaaa)    “Seller’s Participation Right” has the meaning set forth in Section 8.6.
(bbbbbb)    “Seller’s Retained Environmental Liabilities” means any liability, obligation, judgment, penalty, fine, cost or expense, of any kind or nature, or the duty to indemnify, defend or reimburse any Person with respect to: (i) the presence prior to the Closing of any Hazardous Materials in the soil, groundwater, surface water, air or building materials of any Business Facility (“Pre-Existing Contamination”); (ii) the migration at any time prior to or after the Closing of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any Hazardous Materials Activity conducted on any Business Facility prior to the Closing or otherwise occurring prior to the Closing (“Pre-Closing Hazardous Materials Activities”); (iv) the exposure of any person to Pre-Existing Contamination or to Hazardous Materials in the course of or as a consequence of any Pre-Closing Hazardous Materials Activities, without regard to whether any health effect of the exposure has been manifested as of the Closing; (v) the violation of any Environmental Laws by Seller or any of its Affiliates, or their agents, employees, predecessors in interest, contractors, invitees or licensees, prior to the Closing or in connection with any Pre-Closing Hazardous Materials Activities prior to the Closing; (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing; and (viii) any of the foregoing to the extent they continue after the Closing.
(cccccc)    “Services Fees Advance” has the meaning set forth in the Recitals.
(dddddd)    “Services Motion” has the meaning set forth in Section 6.1(e).
(eeeeee)    “Services Order” has the meaning set forth in Section 6.1(e).
(ffffff)    “Settled Claim” has the meaning set forth in Section 8.5(b).
(gggggg)    “Software” means computer software, computer programs and code, including assemblers, applets, compilers, source code (including source code listings and documentation), object code, design tools, and user interfaces, in any form or format, however fixed.
(hhhhhh)    “Storage Medium” has the meaning set forth in Section 2.1(c)(viii).
(iiiiii)    “Straddle Period Taxes” has the meaning set forth in Section 6.5(a).
(jjjjjj)    “Subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (a) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership), or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.
(kkkkkk)    “Survival Date” has the meaning set forth in Section 8.1.
(llllll)    “Tax” and “Taxes” means (i) any and all U.S. federal, state, provincial, local and non-U.S. taxes, assessments, and other governmental charges, customs, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value-added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, social insurance, stamp, escheat, unclaimed property, excise and property taxes, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in this Section 1.1(llllll) as a result of being or having been a member of an affiliated, consolidated, combined or similar group for any period (including any arrangement for group or consortium relief or similar arrangement); and (iii) any liability for the payment of any amounts of the type described in this Section 1.1(llllll) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person or entity with respect to such amounts and including any Liability for taxes of a predecessor or transferor or otherwise by operation of law.
(mmmmmm)    “Tax Contests” has the meaning set forth in Section 6.5(c).
(nnnnnn)    “Tax Returns” means all returns, forms, estimates, amendments, information statements and reports, and any attachments, schedules, appendices or addenda thereto, that are prepared or filed or required to be prepared or filed with respect to Taxes.
(oooooo)    “Taxing Authority” means any Governmental Entity responsible for the administration or imposition of any Tax.
(pppppp)    “Technology” means all embodiments of Intellectual Property Rights in technology pursuant to subsections (i), (ii), (v), (vi) and (viii) of the definition of Intellectual Property Rights, regardless of form, including: (i) published and unpublished works of authorship, including audiovisual works, collective works, Software, compilations, databases, derivative works, literary works, photographs, musical works, sound recordings and maskworks; (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items; (iii) technical information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems and techniques; and (iv) other technical data; but in all cases excluding Intellectual Property Rights.
(qqqqqq)    “Third Party Claim” has the meaning set forth in Section 8.6.
(rrrrrr)    “Transactions” means the transactions contemplated by this Agreement and the Related Agreements.
(ssssss)    “Transfer Tax” means any federal, state, local or non-U.S. sales, use, value-added, goods and services, gross receipts, excise, registration, stamp duty, transfer, documentary, real property transfer or gains Tax, real property records recordation fees, or other similar Tax or governmental charge or fee, together with any interest, additions, penalties, expenses or fees with respect thereto.
(tttttt)    “Transferred Assets” has the meaning set forth in Section 2.1(a).
(uuuuuu)    “Transferred IP” means the Transferred Technology and the Transferred IPR.
(vvvvvv)    “Transferred IPR” has the meaning set forth in Section 2.1(a)(iii).
(wwwwww)    “Transferred Lease” means each Lease included in the Designated Contracts.

(xxxxxx)    “Transferred Lease Assignment” means with respect to each Transferred Lease, (A) an Assignment and Assumption of Lease in a form reasonably acceptable to Purchaser and (B) for each such Transferred Lease, to the extent required by its terms, a written agreement in a form satisfactory to Purchaser, signed by the party or parties (other than Seller) to such Lease pursuant to which such party or parties thereto consent to the transfer and assignment of such Lease to Purchaser.
(yyyyyy)    “Transferred Registered IP” has the meaning set forth in Section 3.9(d).
(zzzzzz)    “Transferred Technology” has the meaning set forth in Section 2.1(a)(ii).
(aaaaaaa)    “Undisclosed Additional Designated Contract” means an Additional Designated Contract which was not made available by Seller to Purchaser.
(bbbbbbb)    “Unobjected Claim” has the meaning set forth in Section 8.5(a).
(ccccccc)    “User Data” has the meaning set forth in Section 2.1(a)(vii).
ARTICLE 2
THE TRANSACTIONS
2.1    The Transactions.
(a)    Transfer of Transferred Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser or its Affiliates, and Purchaser and such Affiliates shall acquire from Seller, free and clear of all Liens, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible, wherever located and whether now existing or hereafter acquired, except for the Excluded Assets (collectively, the “Transferred Assets”), including the following:
(i)    the Contracts set forth on Schedule 2.1(a)(i) and those Additional Designated Contracts that Purchaser has elected to assume in accordance with Section 2.1(b) below (collectively, the “Designated Contracts”); provided, that at any time prior to the Closing Purchaser may amend Schedule 2.1(a)(i) to remove any Contract originally included therein and such removed contract would then be an Excluded Asset pursuant to Section 2.1(c)(i);
(ii)    copies and tangible embodiments of all Technology used in, held for use in, or necessary to Exploit the Business Products, including the Business Product Software, Incorporated Open Source Software, Incorporated Other Software to the extent licensed under a Designated Contract, and other Technology listed on Schedule 2.1(a)(ii) (the “Transferred Technology”), provided, that at any time prior to the Closing Purchaser may designate any Technology as no longer constituting Transferred Technology and such Technology would then be an Excluded Asset pursuant to Section 2.1(c)(i);
(iii)    all Intellectual Property Rights owned or purported to be owned by Seller (either individually or with another Person), including the Intellectual Property Rights set forth on Schedule 2.1(a)(iii), and the Transferred Registered IP (collectively, the “Transferred IPR”);
(iv)    the right to register, prosecute, maintain or record any Transferred IPR with any Governmental Entity, the right to all past, present, and future income, royalties, damages and payments due with respect to Transferred IPR, and all goodwill associated with or appurtenant to the Transferred IPR;

(v)    all copies of all books, files, papers, data, databases, information systems, documentation and records (whether in paper or electronic form) related to the Transferred Assets;
(vi)    all supplies, brochures, promotional literature, customer, supplier and distributor lists, art work, other marketing materials, telephone and fax numbers and purchasing records related to the Transferred Assets;
(vii)    all files, data, and information relating to current, former and potential customers and users of any current or former Business Products, including all Private Data and Customer Data relating to all such Persons and information relating to the handling thereof, and any data or information derived from any of the foregoing (collectively, “User Data”);
(viii)    all claims, causes of action, choses in action, rights of recovery and rights of set-off (of any kind, at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) in favor of Seller, against any Person, relating to any Transferred Asset, including the right to sue for past, present and future infringement, violation, or misappropriation of any Transferred IPR, and including all transferable warranties and guarantees of third parties;
(ix)    all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees, to the extent the foregoing relate to the Transferred Assets or as set forth in Schedule 2.1(a)(ix);
(x)    all benefits of Seller against any third person relating to the Transferred Assets and Assumed Liabilities, including any guarantees, warranties, indemnities and similar rights contained in the Designated Contracts or otherwise relating to the Transferred Assets and rights to Actions of any nature available to or being pursued by Seller relating to the Transferred Assets and Assumed Liabilities;
(xi)    all benefits of Seller under Seller’s insurance policies, including rights to assert claims and to proceeds, to the extent the foregoing relate to the Transferred Assets; and
(xii)    all equipment, fixtures, furniture, computers, tools, parts, supplies and other tangible personal property.
(b)    Assignments.
(i)    Purchaser shall have the right at any time after the date hereof through the thirtieth (30th) day after the Closing Date, subject to the assignment and/or transfer provisions thereof, to add any contract to which Seller or any of its Affiliates is a party and which has been used in the conduct of the Business to Schedule 2.1(a)(i) as a Designated Contract (the “Additional Designated Contract”) and shall immediately notify Seller of such designation in writing (the “Notification”) and, Purchaser shall have the right, in its sole discretion, to require Seller to file one or more motions with the Bankruptcy Court (which motion(s) shall be in form and substance reasonably satisfactory to Purchaser) seeking the entry of an order (the “Additional Assignment Order”), pursuant to Sections 363 and 365 of the Bankruptcy Code, to assign, transfer, convey and deliver to Purchaser or one of its designated Affiliates such Additional Designated Contract as if it had been originally scheduled on Schedule 2.1(a)(i), or to otherwise transfer the benefits of such Additional Designated Contract to the Purchaser or one of its designated Affiliates without any additional consideration, by written notice to Seller. In the event that Seller is not a party to any Additional Designated Contract, subject to the transfer and assignment provisions thereof Seller will cause its Affiliate that is party to such Additional Designated Contract to assign to Purchaser or its Affiliate such Additional Designated Contract, effective as of the Closing; provided, however, that to the extent a consent is required pursuant to the terms of such Additional Designated Contract, Seller shall cause its Affiliate that is a party to such Additional Designated Contract to use commercially reasonable efforts to obtain such consent; provided, further, that if the counterparty to such Additional Designated Contract conditions the consent upon the payment of a consent fee, payment or other consideration, Purchaser shall be solely responsible for making all such payments on terms acceptable to Purchaser. Any Cure Costs in relation to any such Additional Designated Contract shall be paid by Purchaser. In the event that Purchaser delivers a Notification Seller shall, as soon as practicable after receiving such Notification, file with Bankruptcy Court the motion(s) seeking the entry of the Additional Assignment Order. In addition, Seller shall (i) use commercially reasonable efforts to cause the Additional Assignment Order to become a Final Order and (ii) not take any action that would reasonably be expected to delay, prevent or impede the entry of, or result in the revocation, modification or amendment of, the Additional Assignment Order. Any Additional Designated Contract that Purchaser elects to acquire pursuant to this Section 2.1(b) for which an Additional Assignment Order is entered and becomes a Final Order shall constitute a Transferred Asset.
(ii)    With respect to each Designated Contract, Seller shall (1) on the Closing Date, assume such Designated Contract in the Bankruptcy Case and (2) (A) subject to Purchaser curing all defaults under each such Designated Contract that is a Disclosed Additional Designated Contract and (B) subject to entry of an Approval Order (which Approval Order shall not be subject to any stay), Seller curing, within fourteen (14) days (or such shorter period as may be required by the Bankruptcy Court) after the Closing, all defaults under each such Designated Contract that is not an Additional Designated Contract, each Undisclosed Additional Designated Contract and the San Francisco Lease if it is an Additional Designated Contract (provided that any Cure Costs with respect to the San Francisco Lease that Seller is responsible for shall not be increased by any amendments to the San Francisco Lease entered into between the landlord thereunder and the Purchaser, and, provided further, that Purchaser shall be responsible for the amount by which the Cure Costs are increased as a result of any such amendment) and Purchaser providing adequate assurance of performance to the counterparty thereto to the extent required by the Bankruptcy Court, assign such Designated Contract to Purchaser pursuant to an Approval Order (which may be the Sale Order). Effective on the Closing Date, Purchaser shall assume each such Designated Contract.
(iii)    The Sale Order shall provide that as of the Closing, Seller shall assign to Purchaser the Designated Contracts and each Designated Contract shall be identified by (i) the name and date of such Designated Contract (if available), (ii) the other party to such Designated Contract and (iii) the address of such party for notice purposes, all included on an exhibit attached to either the motion filed in connection with the Sale Order or a motion for authority to assume and assign such Designated Contract or a notice filed pursuant to the Bidding Procedures Order. Such exhibit shall also set forth the amounts necessary to cure any defaults under each of the Designated Contracts as determined by Seller based on Seller’s books and records or as otherwise determined by the Bankruptcy Court.
(iv)    In the case of licenses, certificates, approvals, authorizations, leases, Contracts and other commitments included in the Transferred Assets that cannot be transferred or assigned effectively without the consent of any third party, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), Seller shall cooperate with Purchaser (using Seller’s commercially reasonable efforts for a period of thirty (30) days following the Closing) in endeavoring to obtain such consent.
(c)    Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall not acquire, and Seller shall retain, the following assets, properties and rights owned or leased by Seller (collectively, the “Excluded Assets”):

(i)    all Contracts of Seller that are not Transferred Assets;
(ii)    all cash, cash equivalents and accounts receivable of Seller;
(iii)    any interests in real property other than the Transferred Leases;
(iv)    the financial and accounting assets set forth on Schedule 2.1(c)(iv) (“Other Excluded Assets”);
(v)    all capital stock or other equity interests (including any options, warrants or other derivative securities giving any right to acquire any such capital stock or equity interests) issued by any Subsidiary of Seller;
(vi)    the corporate seals, minute books, stock books, Tax Returns, other similar records solely relating to the corporate organization of Seller, and all employee-related or employee benefit-related files or records, other than personnel files of Continuing Employees;
(vii)    all Infrastructure Assets not set forth on Schedule 2.1(a)(ii);
(viii)    the Business Content. Notwithstanding the foregoing, Purchaser desires to take possession of copies of third-party elements of the Business Content stored on the servers identified on Schedule 2.1(c)(viii) (the “Storage Medium”). To the extent that Purchaser engages Music Reports Inc. (“MRI”) to handle Purchaser’s clearance of rights to reproduce and/or distribute musical works as embodied in sound recordings authorized for delivery to Purchaser by the copyright owners of such sound recordings and Purchaser provides sufficient documentation of having engaged MRI for such purposes, then Seller will waive any confidentiality provisions that Seller has with respect to work performed for Seller by MRI and take all other steps necessary to direct MRI to assist Purchaser in securing necessary authorizations to receive Purchaser-requested elements of Business Content from Seller. Upon Sellers’s receipt of confirmation from MRI that MRI has initiated MRI’s standard rights clearance efforts to obtain musical work copyright owner (or their agent’s) authorization for transfer on behalf of Seller to Purchaser, Seller will deliver the Storage Medium containing only such Purchaser-requested Business Content to Purchaser. For further clarity, (i) Seller is not making any representations, warranties or covenants with respect to such Purchaser-requested Business Content, (ii) such Purchaser-requested Business Content will be acquired by Purchaser “as is”, (iii) Purchaser’s acquisition of the Storage Medium and/or the Purchaser-requested Business Content thereon shall be conducted at Purchaser’s sole cost and expense, (iv) Seller will have no cure, payment or other obligations (including, without limitation, pursuant to the provisions of Article 8) with respect to any Purchaser-requested Business Content acquired by Purchaser or under Seller’s prior Contracts in connection with such acquisition (all of which Contracts shall continue to be Excluded Assets), (v) Purchaser’s use and exploitation of any Purchaser-requested Business Content on the Storage Medium, including obtaining the requisite rights in connection therewith shall also be the sole responsibility of Purchaser and at Purchaser’s sole cost and expense, and (vi) Seller will not transfer to Purchaser any elements of Business Content not requested by Purchaser. Seller will use commercially reasonable efforts to provide all assistance reasonably requested by Purchaser for securing relevant third party consents for any items of Purchaser-requested Business Content, including, but not limited to, (A) providing in writing the names and contact information for each licensor of sound recordings and, to the extent known by Seller, musical works to Seller, including collecting societies, (B) identifying in writing in a searchable database or spreadsheet the sound recordings owned or controlled by each sound recording copyright licensor of Seller, to the extent known by Seller or any agent of Seller and not otherwise prohibited from disclosure pursuant to any written agreement between Seller and any such agent which prohibition will be waived by Seller to the extent within Seller’s control, (C) identifying in writing in a searchable database or spreadsheet the musical works embodied in sound recordings on a sound recording-by-sound recording basis owned or controlled by each musical work copyright licensor of Seller, to the extent known by Seller or any agent of Seller and not otherwise prohibited from disclosure pursuant to any written agreement between Seller and any such agent, which prohibition will be waived by Seller to the extent within Seller’s control, provided that with respect to such musical composition-related information to the extent Seller does not have the right to compel any agent to provide, directly or through Seller, any such information, Seller shall use commercially reasonable efforts to encourage or facilitate such cooperation, and (D) instructing any agent of Seller to provide any information identified in clauses (A), (B) or (C) of this sentence to Purchaser in a timely manner, provided that with respect to such musical composition-related information to the extent Seller does not have the right to compel any agent to provide, directly or through Seller, any such information, Seller shall use commercially reasonable efforts to encourage or facilitate such cooperation. Purchaser will indemnify, defend, and hold Seller harmless from and against any and all claims, liability, debts, rights, remedies, actions, suits, damages, losses, obligations, causes of action, costs, expenses, and demands arising from Seller’s transfer of any Purchaser-requested Business Content to Purchaser on the Storage Medium or Purchaser’s use or exploitation thereof, including, for the avoidance of doubt, any claims for the unauthorized distribution of musical works embodied in sound recordings to Purchaser, notwithstanding and not limited to the provisions of Article 8;
(ix)    all benefits of Seller against any third person solely relating to the Excluded Assets expressly contemplated in Sections 2.1(c)(i) through 2.1(c)(viii), including, only to the extent solely related to the Excluded Assets, any guarantees, warranties, indemnities and similar rights contained in such Excluded Assets or otherwise relating to such Excluded Assets and rights to Actions of any nature available to or being pursued by Seller relating to such Excluded Assets; and
(x)    all rights to all claims, causes of action, choses in action, rights of recovery and rights of set-off (of any kind, at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) in favor of Seller, against any Person, relating solely to any Excluded Assets expressly contemplated in Sections 2.1(c)(i) through 2.1(c)(ix), including, only to the extent solely related to the Excluded Assets, the right to sue for past, present and future infringement, violation, or misappropriation of such Excluded Assets, and including all transferable warranties and guarantees of third parties.
(d)    Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume (or, where applicable, shall cause its Subsidiaries to assume) and thereafter pay, perform and discharge (or, where applicable, shall cause its Subsidiaries to pay, perform or discharge) when due, all of the following Liabilities of Seller (collectively, the “Assumed Liabilities”) and no others: all Liabilities of Seller under the Designated Contracts but only to the extent that such Liabilities arise and are required to be performed on or after the Closing and do not arise from a breach, failure to perform, warranty, default or other violation by Seller or its Affiliate on or prior to the Closing, and all Cure Costs for Disclosed Additional Designated Contracts.
(e)    Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Subsidiaries shall assume or otherwise be responsible for any Liabilities or Losses of Seller or its Affiliates of whatever nature, whether presently in existence or arising hereafter, which are not Assumed Liabilities (collectively, the “Excluded Liabilities”). Seller shall be responsible for the Excluded Liabilities. Without limiting the foregoing, Excluded Liabilities shall include the following Liabilities:
(i)    all Liabilities of Seller to the extent arising out of the operation or conduct by Seller of any business other than the Business or relating to the operation or conduct of the Business prior to the Closing;

(ii)    all Liabilities with respect to any Designated Contract arising from a breach, failure to perform, warranty, default or other violation by Seller prior to the Closing, other than Cure Costs for Disclosed Additional Designated Contracts which Purchaser shall be obligated to pay;
(iii)    any Liabilities of Seller arising out of any Excluded Asset, including any Liabilities related to any claim of breach of contract or any successor liability, tortious interference, fraudulent conveyance or other claim related thereto, whether brought against Seller or any Affiliate of Seller or against any other Person, including Purchaser or any of its Affiliates, with respect to any Contract which is an Excluded Asset;
(iv)    accounts payable of Seller or otherwise arising from the conduct of the Business prior to the Closing;
(v)    performance, warranty or support obligations, express or implied, under Contracts or otherwise, to third parties, other than to the extent that the foregoing arise and are required to be performed on or after the Closing with respect to the Transferred Assets and do not arise from a breach, failure to perform, warranty, default or other violation by Seller or its Affiliate on or prior to the Closing; provided that the foregoing shall not limit the obligations of the Purchaser with respect to Cure Costs provided for elsewhere in this Article 2;
(vi)    any Excluded Employee Liabilities;
(vii)    any fees or expenses incurred by or on behalf of Seller in connection with this Agreement, any of the Related Agreements, the Transactions or any equity or debt financing or sale transactions contemplated by Seller;
(viii)    any non-compliance with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale and transfer of the Transferred Assets;
(ix)    all Liabilities of Seller related to, based on or arising from any Actions that are threatened or pending at any time against or involving Seller or any of its Affiliates;
(x)    the Seller’s Retained Environmental Liabilities; and
(xi)    (A) Taxes related to the Transferred Assets to the extent attributable to periods (or portions thereof) ending on or prior to the Closing Date, (B) all Transfer Taxes pursuant to Section 2.5, (C) any Taxes of Seller or its Affiliates, and (D) any Taxes that relate to Excluded Assets and Excluded Liabilities.
2.2    Consideration and Payment; Deposit of Escrow Funds.
(a)    As consideration for the conveyance of the Transferred Assets to Purchaser, at the Closing Purchaser shall pay to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, $75,000,000, subject to adjustment pursuant to Section 2.2(c) (the “Aggregate Consideration”), less the Escrow Amount.
(b)    At the Closing, the Escrow Amount shall be withheld and deposited by Purchaser with JPMorgan Chase Bank, N.A. (the “Escrow Agent”) to be held in the Escrow Fund (as defined below) pursuant to the terms of the Escrow Agreement and this Agreement. The Escrow Amount net of any distributions pursuant to the terms of this Agreement or the Escrow Agreement, held in escrow from time to time (the “Escrow Fund”) shall be held, pursuant to the terms of the Escrow Agreement and this Agreement, by the Escrow Agent in a dedicated escrow account (the “Escrow Account”) as security for the indemnification obligations of Seller set forth in Article 8. To the extent not used for such purposes, such Escrow Fund shall be released, all as provided in Article 8.
(c)    In the event that at or prior to the Closing Seller shall not have delivered, or caused to be delivered, to Purchaser countersigned Employee Offer Letters and Proprietary Information and Invention Assignment Agreements that are effective as of the Closing, as further set forth in Schedule 2.2(c), Purchaser shall be entitled to withhold from the Aggregate Consideration (and shall have no further obligation to pay to Seller) an amount up to $15,000,000 in accordance with the adjustment provisions set forth in Schedule 2.2(c).
2.3    Closing.  Subject to the terms and conditions of this Agreement, the closing of the sale of the Transferred Assets to Purchaser and the other Transactions (the ”Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California 94105 no later than the third (3rd) Business Day following the date on which the conditions set forth in Article 7 have been satisfied or (if permissible) waived (other than the conditions which by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or (if permissible) waiver of such conditions), or at such other place or time as Purchaser and Seller may mutually agree. The day on which the Closing takes place is referred to as the “Closing Date.”
2.4    Allocation of Purchase Price.  The Parties intend that the transactions contemplated by this Agreement shall be treated as a sale of assets pursuant to Section 1001 of the Code. Within sixty (60) days after the Closing Date and provided that Seller complies with its obligations under Section 6.5(c), Purchaser shall provide Seller with a draft Allocation, which Allocation shall limit the allocation for tangible personal property to the book value thereof. Within fifteen (15) days after any subsequent payment pursuant to this Agreement that has the effect of increasing or decreasing the Aggregate Consideration, Purchaser shall provide Seller with a draft amended Allocation. For a period of ten (10) days after Purchaser provides Seller with a draft Allocation (including a draft amended Allocation), Seller shall have the opportunity to review and comment on such draft, and Purchaser shall consider Seller’s comments in good faith and provide Seller with a final Allocation following such period. The final Allocation and any amendments thereto shall be conclusive and binding upon Purchaser and Seller and their Affiliates for all purposes, and the Parties agree that all Tax Returns (including but not limited to IRS Form 8594) and reports and all financial statements related to Taxes shall be prepared in a manner consistent with, and the Parties shall not otherwise take any position inconsistent with, the Allocation unless required by the Internal Revenue Service or any other applicable Taxing Authority.
2.5    Transfer Taxes. All Transfer Taxes imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated by this Agreement shall be borne solely by Seller. Seller shall timely file all Tax Returns with respect to such Transfer Taxes and shall timely pay all such Transfer Taxes in accordance with Applicable Law. Purchaser and Seller shall use commercially reasonable efforts to minimize any Transfer Taxes payable in connection with the purchase and sale of the Transferred Assets.
2.6    Tax Withholding and Information.  Notwithstanding any other provision in this Agreement, Purchaser, each of its Affiliates, and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of the U.S. federal, state, local or non-U.S. Tax law or under any other Applicable Law. To the extent any amounts are deducted or withheld pursuant to this Section 2.6, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.7    Transfer of Transferred Assets and Assumed Liabilities.
(a)    The Transferred Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Transferred Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements shall be jointly prepared by Purchaser and Seller and shall include the Assignment and Bill of Sale, which shall be executed no later than at or as of the Closing by Seller and Purchaser and/or one or more of its Subsidiaries, as appropriate.
(b)    From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to fully and effectively transfer, assign and convey to Purchaser and its Subsidiaries, the Transferred Assets, free and clear of all Liens, and to fully and effectively transfer, assign and convey to Purchaser and its Subsidiaries, the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby and to (i) promptly upon discovery of any asset or Liability not contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, notify Seller of any such asset or Liability in Purchaser’s possession or control and transfer and/or deliver back to Seller such asset or Liability, which asset or Liability was transferred and/or delivered to Purchaser and its Subsidiaries at Closing and (ii) transfer and/or deliver to Purchaser and its Subsidiaries any asset or Liability contemplated by this Agreement to be a Transferred Asset (including, for the avoidance of doubt, Additional Designated Contracts) or an Assumed Liability, respectively, which was not transferred and/or delivered to Purchaser and its Subsidiaries at Closing.
2.8    Technology Retention.  Following the Closing, neither Seller nor its Affiliates shall retain copies of any Technology or User Data included in the Transferred Assets, even if such Transferred Assets are such that more than one copy may exist, subject to Seller’s and its Affiliates’ legal or regulatory compliance obligations and policies to comply with such obligations, and their right to retain one copy of such Transferred Assets for legal archival purposes. Effective as of the Closing Seller hereby assigns to Purchaser and its Affiliates, any rights to which Seller is entitled under any employee confidential information and invention assignment agreement or similar Contract or arising under Applicable Law with respect to the subject matter thereof.
2.9    Misplaced Assets.  If after the Closing, Purchaser in good faith identifies in writing to Seller any asset of Seller properly transferable as a Transferred Asset (except for the Excluded Assets expressly contemplated in Sections 2.1(c)(i) through 2.1(c)(x)) that was not included in the Transferred Assets transferred at the Closing (any such asset, an “Additional Asset”), then Seller will, as promptly as practicable after written notice by Purchaser, transfer, convey, assign, deliver, or cause to be transferred, conveyed, assigned, or delivered to Purchaser or its Affiliates, all right, title and interest of Seller in and to such Additional Asset which is transferable, and such Additional Assets shall be deemed to be Transferred Assets for purposes of this Agreement (without any additional consideration payable by Purchaser) and any applicable Ancillary Agreements, effective as of the date of transfer, conveyance, assignment, or delivery. If within thirty (30) days after the Closing, Seller specifically identifies in writing to Purchaser an Excluded Asset that was transferred, conveyed, assigned, or delivered inadvertently by Seller pursuant to this Agreement or the Ancillary Agreements, then Purchaser will as promptly as practicable after written notice by Seller, transfer, convey, assign, or deliver back or cause to be transferred, conveyed, assigned or delivered back to Seller all such transferred right, title and interest of Purchaser and its Subsidiaries in and to such Excluded Asset which is transferable.

2.10    Expenses.  Except as expressly set forth in this Agreement, each party shall be solely responsible for its own costs and expenses (including those of its Representatives) incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.
2.11    Further Assurances; Assistance.
(a)    From and after the Closing, Seller shall (and shall cause its Subsidiaries to) execute such documents and instruments, provide such information, cooperation, assistance and otherwise take such steps as Purchaser may reasonably require, at Seller’s cost and expense (other than as otherwise explicitly provided herein), to fulfill the provisions of and to give Purchaser the full benefit of this Agreement, including the execution and delivery of documents and instruments evidencing the transfer or assignment to Purchaser, free and clear of all Liens, of specific Transferred Assets, enabling the perfection of Purchaser’s ownership of the Transferred Assets and the registration, recordation and prosecution of the Transferred IPR and any other matters relating to the use of the Transferred Assets.
(b)    To the extent that the sale, conveyance, transfer and assignment of the Transferred IP does not have full force or effect in any jurisdiction (for whatever reason), Seller hereby grants to Purchaser a royalty free, fully paid-up, fully sublicensable, fully transferrable, perpetual, irrevocable, sole and exclusive, worldwide license to use and exploit in any and all media, whether now existing or hereinafter devised, the Transferred IP and to do all such things and exercise all such rights as the owner of the Transferred IP is entitled to do in relation to any such Technology and related Intellectual Property Rights.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Purchaser, subject to such exceptions as are specifically disclosed in the disclosure schedule (which disclosure schedule shall delineate the section or subsection to which disclosure items apply, it being understood that any information set forth in one section or subsection of the disclosure schedule shall be deemed to apply to and qualify any other section or subsection of this Agreement to the extent that it is clear on its face from a reading of the disclosure item that such information is relevant to such other section or subsection) supplied by Seller to Purchaser (the “Disclosure Schedule”), as of the date hereof and as of the Closing Date (as though made on the Closing Date, except where a representation or warranty is expressly limited to the date of this Agreement or the Closing Date), as follows:
3.1    Organization and Standing.  Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite corporate power and authority to conduct its business as it is presently being conducted, and to own or lease, as applicable, the Transferred Assets, and to perform all its obligations under the Contracts to which it is a party.
3.2    Subsidiaries.  Section 3.2 of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity in which Seller owns, or has owned, any shares of capital stock or holds, or has held, any interest in, or otherwise controls, or has controlled, directly or indirectly, and lists each Subsidiary of Seller. Each such Subsidiary of Seller is a corporation or other business entity duly organized, validly existing and in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its incorporation or organization. Each such Subsidiary of Seller has the power to own its properties and to carry on its business as currently conducted.
3.3    Authorization of Transactions. Seller has all requisite power and authority to enter into this Agreement and the Related Agreements to which Seller is a party and, subject to entry of the Sale Order, to consummate the Transactions to which Seller is a party. The execution, delivery and performance by Seller of this Agreement and the Related Agreements to which Seller is a party, subject to entry of the Sale Order, and the consummation of the Transactions to which Seller is a party have been duly authorized by all necessary action on the part of Seller and all necessary action on the part of the board of directors of Seller. Subject to entry of the Sale Order, no further actions will be required on the part of Seller or any stockholders of Seller for Seller to perform all of its obligations under this Agreement or any Related Agreement to which Seller is a party or to consummate the Transactions to which Seller is a party. This Agreement and, as of the Closing Date, each Related Agreement to which Seller is a party have been duly executed and delivered by Seller and, when executed and delivered by the other parties thereto and subject to entry of the Sale Order, will constitute the valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be subject to Applicable Law relating to bankruptcy, insolvency and the relief of debtors and Applicable Law governing specific performance, injunctive relief or other equitable remedies (collectively, the “Enforceability Limitations”).
3.4    Noncontravention.
(a)    Except as set forth on Section 3.4 of the Disclosure Schedule, neither the execution, delivery and performance by Seller of this Agreement and the Related Agreements to which Seller is a party, nor the consummation of the Transactions to which Seller is a party, does or will conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Transferred Asset in connection with (i) any provision of the certificate of incorporation or bylaws of Seller, (ii) any Designated Contract, (iii) any material authorization by any Governmental Entity that is held by Seller, (iv) any Applicable Law or Order applicable to Seller or any of its properties or assets (including the Transferred Assets), or (v) any Privacy Legal Requirement.
(b)    Other than the Sale Order, no Consent of or notice to any Governmental Entity or any third party is required by, or with respect to, Seller in connection with the execution, delivery and performance by Seller of this Agreement or any of the Related Agreements to which Seller is a party or the consummation of the Transactions.
3.5    Title to and Condition of Transferred Assets.  Seller is the sole and exclusive owner of, and has good, exclusive and transferable title to, all of the Transferred Assets, and, subject to entry of the Sale Order, has the power to sell the Transferred Assets, in each case, free and clear of all Liens. No Transferred Asset (i) is subject to any Action or outstanding Order that restricts in any manner the use or transfer thereof or that may materially affect the validity, use or enforceability thereof or any rights or remedies relating thereto or (ii) is owned or held, in whole or in any part, by any Person other than Seller. At the Closing, Purchaser will obtain good and valid title to the Transferred Assets, free and clear of all Liens (subject to the entry of the Sale Order), without incurring any penalty or other adverse consequence, including, without limitation, any increase in royalties, or license or other fees imposed as a result of, or arising from, the consummation of the Transactions. The Transferred Assets do not include any shares in the capital of, or any other equity interests in, any Person, including Seller’s Subsidiaries. All tangible assets and properties which are part of the Transferred Assets are in good operating condition and repair and are usable in the ordinary course of business.
3.6    Sufficiency of Transferred Assets.
(a)    The Transferred Assets constitute all of the properties, assets, rights and interests, whether tangible or intangible, owned, used, held for use or leased by Seller and its Affiliates in connection with the operation of the Business, other than the Excluded Assets, provided that for purposes of the foregoing, no Contract of Seller or its Affiliates which was not made available to Purchaser by Seller shall be considered an Excluded Asset.
(b)    The Transferred IPR and User Data constitute all of the Intellectual Property Rights and data owned by Seller and its Affiliates that: (i) are used in, held for use in, related to or reasonably necessary for the operation of the Business as currently conducted; or (ii) are reasonably necessary for Purchaser to Exploit the Business Products after Closing. The Transferred Technology and User Data, together with the Infrastructure Assets and Business Content, constitutes all of the Technology and data that is used in, held for use in, related to or reasonably necessary for the operation of the Business as currently conducted, provided that for purposes of the foregoing, no Infrastructure Asset licensed or leased to Seller or its Affiliates pursuant to a Contract which was not made available to Purchaser by Seller shall be considered an Infrastructure Asset.
3.7    Absence of Certain Changes or Events.  Since June 30, 2015, Seller has used commercially reasonable efforts to preserve the Transferred Assets, and there has or have not been, occurred or arisen:
(a)    any event or condition of any character that has had or would reasonably be expected to have a Material Adverse Effect;
(b)    any material loss, damage or destruction to any of the Transferred Assets (or any property, asset or right that would have constituted a Transferred Asset);
(c)    any sale, assignment or transfer of any material assets;
(d)    any waiver of any rights of substantial value related to any Transferred Asset;
(e)    any amendment, cancellation or termination (other than in accordance with the terms thereof) of any Designated Contract, or Permit material to the Transferred Assets;
(f)    any failure to pay any material obligations or notification of material breach with respect to any Designated Contract except those contested in good faith;
(g)    any Lien (other than Permitted Liens) against any of the Transferred Assets; and
(h)    any agreement or commitment to do any of the foregoing.
3.8    Material Contracts.
(a)    Section 3.8 of the Disclosure Schedule lists (referencing the applicable subsection of Section 3.8(b)) all of the Material Contracts to which Seller or any of its Subsidiaries is a party or is bound as of the date of this Agreement.
(b)    “Material Contracts” shall mean Contracts:
(i)    that are Designated Contracts containing covenants limiting the freedom of Seller or any officer, director, Employee, or other Affiliates of Seller, to engage in any line of business or compete with any Person;

(ii)    that are Designated Contracts containing non-solicitation, no hire or similar provisions that prevent Seller from soliciting, hiring, engaging, retaining or employing any other Person’s current or former employees, in a manner that individually or in the aggregate is material to Seller and its Subsidiaries, taken as a whole;
(iii)    that are Designated Contracts containing provisions of most favored nations, exclusivity, or rights of first refusal or negotiation;
(iv)    pursuant to which Seller or any of its Subsidiaries leases, licenses or otherwise has the right to use any material properties or assets, other than the Business Content; and
(v)    relating to Indebtedness of Seller.
(c)    True, correct and complete copies of all of the Material Contracts which are written, or written summaries of oral Material Contracts, including all amendments and supplements thereto, have been made available by Seller. Each of the Designated Contracts is, with respect to Seller, and to the Knowledge of Seller is, with respect to each third party thereto, valid, binding and enforceable in accordance with its terms except as enforcement may be subject to the Enforceability Limitations. Except as set forth on Section 3.8(c) of the Disclosure Schedule, Seller and its Subsidiaries are not in breach of, or default under, any Designated Contract, and no notice, whether written or oral, of any claim of default has been given to Seller or its Subsidiaries. To the Knowledge of Seller, all other parties to such Designated Contracts have complied with the provisions thereof and are not in default thereunder. To the Knowledge of Seller, no party to any Designated Contract intends to terminate or amend the terms thereof or to refuse to renew any such Designated Contract upon expiration of its term.
3.9    Intellectual Property.
(a)    Seller is the sole and exclusive owner of, and has good and valid title to, all of the Transferred IPR, free and clear of all Liens (other than Permitted Liens), and no other Person has any other ownership rights thereto or interest therein. Seller exclusively owns and has a valid right to assign to Purchaser all right, title and interest in and to the Transferred IPR and to transfer and deliver to Purchaser the Transferred Technology.
(b)    Section 3.9(b) of the Disclosure Schedule lists all Business Products by name and version number.
(c)    Seller’s Exploitation of the Transferred Technology in the operation of the Business has not and as of the Closing does not infringe or constitute a misappropriation of any Intellectual Property Rights of any Person. Neither Seller nor any of its Affiliates have received any written notice or communication within the three (3)-year period prior to the date hereof from any Person constituting an invitation or offer to license, or otherwise claiming that the operation of the Business and/or the Exploitation of the Business Products infringes upon or constitutes a misappropriation of any Intellectual Property Rights of any Person.
(d)    Section 3.9(d) of the Disclosure Schedule lists (i) all Registered IP included in the Transferred IPR (“Transferred Registered IP”), (ii) any actions that must be taken by Seller within ninety (90) days following the date hereof with respect to any of the foregoing with respect to office actions, maintenance fees or renewal fees therefor, and (iii) any actions before any court or tribunal to which Seller is currently a party relating to any of the Transferred Registered IP. Each item of Transferred Registered IP is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Transferred Registered IP have been paid and all documents, recordations and certificates in connection with such Transferred Registered IP currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Transferred Registered IP and recording Seller’s ownership interests therein.
(e)    To the Knowledge of Seller, no Person is infringing, misappropriating or violating any of the Transferred IPR.
(f)    At the Closing, Seller will have delivered to Purchaser in the format set forth on Section 3.9(f) of the Disclosure Schedule all copies and tangible embodiments of the Transferred Technology in Seller’s control, including all Business Product Software (including in source code form) and all documentation related thereto, and none of Seller, any of its Subsidiaries or any third party (other than Purchaser and its Representatives) will be in possession of any copy of any source code of such Software or documentation after the Closing; provided, however, that Seller may maintain a record of all Transferred Technology delivered to Purchaser (but, for the avoidance of doubt, not the Transferred Technology itself) for legal archival purposes. Neither Seller nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for Business Product Software except for disclosures to Employees, contractors or consultants under binding written agreements that prohibit use or disclosure thereof except in the performance of services to or for the benefit of Seller.
(g)    Section 3.9(g)(1) of the Disclosure Schedule lists all Incorporated Other Software. Section 3.9(g)(2) of the Disclosure Schedule lists all Business Product Software that is distributed as Open Source Software. Section 3.9(g)(3) of the Disclosure Schedule lists all Incorporated Open Source Software and describes the manner in which such Open Source Software was incorporated, used or distributed (such description shall include whether the Open Source Software was modified and/or distributed by Seller and whether (and, if so, how) such Open Source Software was incorporated into and linked in any product). None of Seller nor any party acting on behalf of Seller or its Subsidiaries has used Open Source Software in any manner that would, with respect to any Business Product, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, or (iv) create, or purport to create, obligations for Seller with respect to Intellectual Property Rights owned by Seller or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights owned by Seller. Seller and its Subsidiaries have been and are in compliance with all applicable licenses with respect to any such Open Source Software.
(h)    No funding, facilities or resources of any Governmental Entity, inter-governmental organization, university, college, other educational institution or research center was used in the development of the Transferred IP. Section 3.9(h) of the Disclosure Schedule lists all Contracts to which Seller or any of its Subsidiaries are a party and under which Seller or any of its Subsidiaries have any obligations to any industry standards body or similar organization.
(i)    Neither the execution and delivery or performance of this Agreement, the Ancillary Agreements, nor the assignment of the Designated Contracts, nor the Transactions will, with or without notice or lapse of time, result in (i) a loss or impairment of any Transferred IP; (ii) any encumbrance on any Transferred IP; (iii) a payment or increased royalty or an obligation to offer any discount or be bound by any “most favored royalty” or “most favored pricing” terms under any Designated Contract; (iv) pursuant to any Contract, other than a Designated Contract, to which any Seller or any of its Subsidiaries is bound, the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, any Transferred IP; (v) Purchaser granting to any third party any right to any Intellectual Property Rights owned by Purchaser, (vi) Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, properties or assets, including any restriction on providing services to customers or potential customers in any geographic area during any period time or in any segment of the market, or (vii) Purchaser being obligated to pay any royalties or other amounts to any third party.
(j)    Seller and its Subsidiaries have maintained, protected and preserved the confidentiality of all confidential information and trade secrets included within the Transferred Assets. Seller and its Subsidiaries have taken reasonable steps to protect their rights in any confidential information and trade secrets with respect to the Transferred Technology. There has been no unauthorized disclosure by any Person of any such confidential information and trade secrets.
(k)    Copies of Seller’s current standard form(s) of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and Seller’s current standard form(s) of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) are attached to Section 3.9(k) of the Disclosure Schedule. Each (a) current and former employee of Seller and (b) current and former consultant of Seller, in each case has executed an agreement with Seller in substantially similar form as the Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable. To the extent that any Transferred IP was created or developed by any stockholder, founder, director or other non-employee of Seller, or a contractor or any other third party, Seller has a written agreement with such person or persons with respect thereto pursuant to which Seller has obtained ownership of its Intellectual Property Rights therein and thereto, free and clear of all Liens (other than Permitted Liens). No such person who has licensed or otherwise provided to Seller or its Subsidiaries any Transferred IP has ownership rights or license rights to the Transferred IP or modifications or improvements thereof or the right to receive royalties or other payments not previously paid as of the date hereof.
(l)    Seller and its Affiliates have taken reasonable steps and implemented reasonable procedures (based on standard industry practices) to ensure that all Business Products and other items of Transferred Technology (and all parts thereof) are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Transferred Technology (or all parts thereof) or data.
(m)    Each Seller Privacy Policy relating to any of the Transferred Assets in effect since December 31, 2013, has been made available by Seller to Purchaser. Seller, each of its Affiliates, and, to the Knowledge of Seller, all third parties who have performed services for Seller or any of its Affiliates and have had access to Private Data or Customer Data in connection with the performance of such services comply, and have at all times complied, with all (i) Applicable Laws, (ii) Seller Privacy Policies, (iii) contractual obligations, (iv) rules of any applicable self-regulatory organizations in which Seller or any of its Affiliates is or has been a member or Seller or any of its Affiliates has been contractually obligated to comply with (including, to the extent applicable to Seller or any of its Affiliates, the PCI Data Security Standard), and (v) applicable published industry standards (collectively, “Privacy Legal Requirements”) relating to (A) the privacy of users of (including visitors to, and consumer end users of) all current and former Business Products; (B) customer protection, marketing, promotion, and text messaging, email, and other communications; and (C) the use, collection, obtainment, interception, retention, storage, security, disclosure, transfer, disposal, and other processing of Private Data or Customer Data. The Seller and each of its Affiliates has conducted reasonable and appropriate diligence in selecting all third parties who have performed services for Seller or its Affiliates and have had access to Private Data or Customer Data, and has exercised reasonable and appropriate oversight and control with regard to such third parties’ activities as they relate to such provision of services. The Seller Privacy Policies permit transfer of the Private Data and Customer Data included in the Transferred Assets as part of the sale of the Business. There is not and has not been any written complaint to, or any audit, proceeding, investigation (including any formal or, to the Knowledge of Seller, informal investigation) or claim against, Seller, any of its Affiliates, or any of their respective customers, (in the case of customers, to the extent relating to the Transferred Assets or the practices of Seller or any of its Affiliates) by any private party, data protection authority, the Federal Trade Commission, any state attorney general or similar state official or any other Governmental Entity, foreign or domestic, with respect to the collection, use, obtainment, interception, retention, disclosure, transfer, storage, security, disposal, or other processing of Private Data or Customer Data.
3.10    Compliance with Applicable Laws.
(a)    Seller and each of its Subsidiaries has complied in all material respects with, and has not received any notices of violation with respect to, any Applicable Laws or Orders applicable to the Transferred Assets or Seller’s or its Subsidiaries’ ownership or use of any Transferred Assets.
(b)    Neither Seller, any of its Subsidiaries, nor any of their officers, directors, employees, distributors, resellers, agents, or any person working on their behalf, directly or indirectly, has: (i) taken any action that would cause it to be in violation, in any material respect, of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, U.K. Bribery Act of 2010, Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any foreign or domestic commercial bribery statute or any other applicable Law from any jurisdiction relating to anti-corruption or anti-bribery law or regulation (collectively, the “Anti-Corruption Laws”); (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered, promised, or authorized any unlawful payment or other thing of value to foreign or domestic government officials or employees including individuals working for government owned or controlled entities; (iv) made, offered, promised, or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person; or (v) taken any action that would cause it to be in violation, in any material respect, of the Anti-Corruption Laws.
3.11    Taxes. Except (and then to the extent) as would not adversely affect Purchaser’s and its Affiliates’ ownership or operation of the Transferred Assets or employment of the Continuing Employees after the Closing:
(a)    Seller (i) has timely paid all Taxes they are required to pay (whether or not shown on a Tax Return), (ii) have timely filed all required Tax Returns and such Tax Returns are true and correct in all respects and completed in accordance with Applicable Law, and (iii) have provided such Tax Returns to Purchaser.
(b)    Seller has timely paid or withheld with respect to their employees and other third parties (and timely paid over any withheld amounts to the appropriate Taxing Authority) all federal, state, local and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.
(c)    There are no Liens for Taxes on any of the Transferred Assets other than Permitted Liens. Seller has no Knowledge of any basis for the assertion of any claim for any liabilities for unpaid Taxes for which Purchaser or any of its Affiliates could become liable as a result of the transactions contemplated by this Agreement or that could result in any Lien on any of the Transferred Assets.

(d)    Seller has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller, nor has Seller executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.
(e)     No audit or other examination of any Tax Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by Seller has been proposed formally or, to the Knowledge of Seller, informally by any Taxing Authority to Seller or any Representative.
(f)    There is no Contract or plan to which Seller or Parent is a party, including the provisions of this Agreement, covering any individual, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code. There is no contract, agreement, plan or arrangement to which Seller or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.
3.12    Restriction on Business Activities.  There is no Order to which Seller or any of its Affiliates is a party or otherwise binding upon Seller which has or may reasonably be expected to have the effect of prohibiting or impairing the use of the Transferred Assets or prohibiting or impairing Purchaser from engaging in any line of business or competing with any Person. Seller has not entered into any Designated Contract under which Seller is restricted from selling, licensing, manufacturing or otherwise distributing or using any of the Transferred Assets or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
3.13    Litigation.  There is no Action of any nature pending, or to the Knowledge of Seller, threatened, against Seller, any of its Affiliates or any of their properties or assets (including the Transferred Assets), or with respect to this Agreement, any of the Related Agreements or any of the Transactions.
3.14    Employees; Benefits.
(a)    To the Knowledge of Seller, Seller is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work with respect to the Employees, except as would not result in a material liability to Purchaser. With respect to Employees, Seller: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of Seller, threatened or reasonably anticipated against Seller or any of the Employees relating to any Employee or Benefit Plan. To the Knowledge of Seller, Seller has no liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.
(b)    No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against Seller is pending, or to the Knowledge of Seller, threatened, or reasonably anticipated. Seller has no Knowledge of any activities or proceedings of any labor union to organize any Employees. Seller is not presently, nor has Seller been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Seller. Seller has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.
(c)    To the Knowledge of Seller, no act or omission has occurred and no condition exists with respect to any Benefit Plan maintained by Seller or any ERISA Affiliate that would subject Seller to any fine, penalty, Tax or Liability of any kind imposed under ERISA or the Code (other than liabilities for benefits accrued under Benefit Plans for Employees and their beneficiaries) that could become a Liability of Purchaser.
(d)    Neither Seller nor any ERISA Affiliates ever maintained, sponsored, contributed to or can reasonably be expected to have any Liability with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA; or (ii) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.
(e)    Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter or an IRS prototype opinion letter upon which the sponsor is entitled to rely with respect to its qualified status under the Code and to the Knowledge of Seller, nothing has occurred that could be reasonably expected to cause the loss of such qualification or exemption or the imposition of any material Liability, penalty or Tax under applicable Law, including ERISA or the Code.
(f)    No Benefit Plan provides, nor has Seller or any ERISA Affiliates promised to provide, post-employment or retiree health or life insurance to any Employee (or the dependent or beneficiary thereof), other than continued health coverage required by COBRA or similar Applicable Law for which the Employee (or the dependent or beneficiary thereof) pays the full cost of coverage.
3.15    Insurance.  Section 3.15 of the Disclosure Schedule sets forth a complete and accurate list of all current policies of fire, liability, product liability, environmental liability, workmen’s compensation, life, property and casualty, directors’ and officers’ liability and other insurance currently maintained by Seller (the “Insurance Policies”). All of the Insurance Policies are, and to the Knowledge of Seller, following the consummation of the Transactions, will remain in full force and effect. Seller is not in default in any material respect under any Insurance Policy, and to the Knowledge of Seller no event has occurred or circumstances exist that could give rise to any such default. There are no open claims with respect to the Insurance Policies, and to the Knowledge of Seller, no event has occurred or circumstances exist that could give rise to a claim under any Insurance Policy. Since the respective dates of the Insurance Policies, no notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such Insurance Policy has been received by Seller. All premiums due and payable under the Insurance Policies have been fully paid. Seller has made available to Purchaser true and complete copies of all Insurance Policies.
3.16    Brokers’ and Finders’ Fees.  Seller has not incurred, nor will Seller incur, directly or indirectly, any Liability for or in connection with brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Related Agreements or any Transaction other than such Liabilities that will be borne entirely by Seller.
3.17    Disclosure.  To the Knowledge of Seller, none of the representations or warranties made by Seller in this Agreement (as modified by the Disclosure Schedule), and none of the statements made in any exhibit, schedule or certificate furnished or to be furnished by or on behalf of Seller to Purchaser or any of its Representatives, contains any untrue statement of a fact or omits to state a fact necessary, in light of the circumstances under which it was made, in order to make the statements contained herein or therein not misleading, in each case, which is material with respect to the Transferred Assets and/or the Continuing Employees.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller:
4.1    Organization and Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted.
4.2    Authorization of Transactions.  Purchaser has all requisite power and authority to enter into this Agreement and the Related Agreements to which Purchaser is a party and to consummate the Transactions to which Purchaser is a party. The execution, delivery and performance by Purchaser of this Agreement and the Related Agreements to which Purchaser is a party and the consummation of the Transactions to which Purchaser is a party have been duly authorized by all necessary corporate action on the part of Purchaser. No further actions will be required on the part of Purchaser for Purchaser to perform all of its obligations under this Agreement or any Related Agreement to which Purchaser is a party or to consummate the Transactions to which Purchaser is a party. This Agreement and each Related Agreement to which Purchaser is a party have been duly executed and delivered by Purchaser and, when executed and delivered by the other parties thereto, will constitute the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforceability may be subject to the Enforceability Limitations.
4.3    Noncontravention.
(a)    Neither the execution, delivery and performance by Purchaser of this Agreement and the Related Agreements to which Purchaser is a party, nor the consummation of the Transactions to which Purchaser is a party, does or will conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) (i) any provision of the certificate of incorporation or bylaws of Purchaser, (ii) any material authorization by any Governmental Entity that is held by Purchaser or (iii) any Applicable Law or Order applicable to Purchaser or any of its properties or assets, in each case, which has or would be reasonably expected to have the effect of prohibiting or materially delaying the Transaction.
(b)    No Consent of or with any Governmental Entity or any third party is required by, or with respect to, Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement or any of the Related Agreements to which Purchaser is a party or the consummation of the Transactions.
4.4    Brokers and Finders.  Neither Purchaser nor any of its Affiliates has incurred any Liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions, except for such fees, commissions and expenses of which will be paid by Purchaser.
ARTICLE 5
INTERIM CONDUCT OF BUSINESS

5.1    Conduct of Business.  Except as expressly required or permitted by this Agreement, as set forth in Schedule 5.1, or as Purchaser may otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), at all times from the date hereof until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with the terms hereof, Seller shall, subject to the requirements and limitations of the Bankruptcy Code:
(a)    use commercially reasonable efforts to preserve and protect the Transferred Assets in good working order and condition, ordinary wear and tear excepted; and
(b)    use commercially reasonable efforts which, for purposes of clarity, shall not require Seller to pay any retention bonus or to provide any benefit outside of the ordinary course of business, monetary or otherwise, to keep available the services of its present officers and the Continuing Employees.
5.2    Restrictions on Business.  Except as expressly required or permitted by this Agreement, as set forth in Schedule 5.2, or as Purchaser may otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), at all times from the date hereof until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with the terms hereof, Seller shall not, and shall ensure that its Subsidiaries do not, take any of the following actions or seek approval of the Bankruptcy Court to:
(a)    sell, lease, abandon, license (other than non-exclusive licenses in the ordinary course of business), transfer or otherwise dispose of any Transferred Assets, or grant or otherwise create or consent to the creation of any Lien (other than Permitted Liens) affecting any Transferred Assets;
(b)    (i) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the date of this Agreement, or (ii) amend or modify, in any material respect, or terminate or waive compliance with the terms of, any Material Contract;
(c)    other than pursuant to any Benefit Plan or Material Contract in effect as of the date of this Agreement and specifically disclosed in the Disclosure Schedule, or as required by applicable Law, (i) adopt, establish, enter into, amend or terminate any Benefit Plan (including any agreement that would be a Benefit Plan if entered into on the date hereof) (including any underlying agreements), or agree to pay any special bonus or special remuneration to any employee, consultant or independent contractor, (ii) increase the compensation or other benefits payable to or to become payable to any employee, consultant or independent contractor, (iii) implement any facility closing or other layoff of any employee that could implicate the WARN Act, including due to aggregation with any prior layoff, or (iv) grant or pay any severance, change in control, termination pay or similar pay benefits (in cash or otherwise) to any employee, consultant or independent contractor;
(d)    make, change or rescind any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, make a request for a written ruling of a Taxing Authority, or enter into a written and legally binding agreement with a Taxing Authority, except, in each case, (and then to the extent) as would not adversely affect Purchaser’s and its Affiliates’ ownership or operation of the Transferred Assets or employment of the Continuing Employees after the Closing;

(e)    abandon or permit to lapse any Transferred IPR (other than patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller or any of its Affiliates, including a failure by Seller or any of its Affiliates to pay any required registration or maintenance fees));
(f)    settle or compromise any Action related to any Transferred Asset;
(g)    publish any new Seller Privacy Policy or amend any Seller Privacy Policy; or
(h)    take, or agree in writing or otherwise to take, or propose to take, any of the actions described in Section 5.2(a) through Section 5.2(g), inclusive.
ARTICLE 6
ADDITIONAL AGREEMENTS
6.1    Bankruptcy Matters; Bidding Process.
(a)    Seller and Purchaser acknowledge that this Agreement and the sale of the Transferred Assets are subject to Bankruptcy Court approval. Seller and Purchaser acknowledge that (i) to obtain such approval, Seller must demonstrate that it has taken reasonable steps to obtain the highest or otherwise best offer possible for the Transferred Assets, including, but not limited to, giving notice of the transactions contemplated by this Agreement to creditors and certain other interested parties as ordered by the Bankruptcy Court, and conducting an auction in respect of the Transferred Assets (the “Auction”), and (ii) Purchaser or Seller, as set forth in Section 2.1 hereof, must cure all defaults and provide adequate assurance of future performance under the Designated Contracts.
(b)    Promptly, but in no event later than one (1) Business Day after the Petition Date, Seller shall file with the Bankruptcy Court a motion (the “Bidding Procedures Motion”) and notices, each in form and substance reasonably satisfactory to Purchaser, seeking the Bankruptcy Court’s entry of an Order substantially in the same form of Exhibit E hereto or in such other form and manner as may be acceptable to Purchaser (the “Bidding Procedures Order”): (A) approving the Bidding Procedures in substantially the same form as those included in Exhibit E; (B) approving the Break-Up Fee and Expense Reimbursement; (C) scheduling the Auction and a hearing to consider the approval of the Transactions (the “Sale Hearing”); and (D) approving the form and manner of the notice of the Auction, Sale Motion and Sale Hearing.
(c)    Promptly, but in no event later than seven (7) days after the Petition Date, Seller shall file with the Bankruptcy Court a motion (the “Sale Motion”) and notices, each in form and substance reasonably satisfactory to Purchaser, seeking the Bankruptcy Court’s entry of an Order substantially in the form of Exhibit F hereto or such other form and manner as may be acceptable to Purchaser (the “Sale Order”): (A) finding that notice of the Sale Hearing was given in accordance with the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure, and constitutes proper notice as is appropriate under the particular circumstances; (B) finding that Purchaser is a “good faith” purchaser entitled to the protections afforded by §363(m) of the Bankruptcy Code; (C) finding that the Transferred Assets are sold, assigned and transferred to Purchaser free and clear of all Liens and encumbrances; and (D) approving the Transactions proposed by this Agreement, including, without limitation, the sale, assignment and transfer of the Transferred Assets and the assumption and assignment of the Designated Contracts pursuant to Sections 363 and 365 of the Bankruptcy Code as contemplated in the Sale Motion.
(d)    Seller shall serve a copy of the Sale Motion on all known Taxing Authorities in the United States that have jurisdiction over the Business, as reasonably determined by Seller, those Governmental Entities in the United States having jurisdiction over the Business with respect to Environmental Laws, as reasonably determined by Seller, and on the attorneys general of all states in which the Transferred Assets are located. Seller shall serve a notice of the Sale Motion on all parties to Contracts and Leases (other than Excluded Assets) and to all known creditors of Parent and its United States Subsidiaries, and to all known creditors of Parent’s Subsidiaries organized outside of the United States having accounts payable of at least $1,000,000.
(e)    Promptly, but in no event later than one (1) Business Day after the Petition Date, and pursuant to the Master Services Agreement, Seller shall file a motion (the “Services Motion”) with the Bankruptcy Court seeking entry of an order (the “Services Order”) approving the Master Services Agreement and permitting Seller to provide to Purchaser such services as contemplated in, and upon the terms of, the Master Services Agreement, as expeditiously as possible. The Parties agree to cooperate and use commercially reasonable efforts to obtain Bankruptcy Court approval of such Services Motion. The Master Services Agreement will become effective upon (i) approval by the Bankruptcy Court and (ii) satisfaction of the conditions as set forth in the Master Services Agreement. The Bidding Procedures Order shall provide that if the Bankruptcy Court approves an Alternative Transaction, that any Master Services Fees paid by Purchaser shall be repaid by Seller in accordance with Section 9.3 hereof. The parties agree to treat the Services Fee Advance as an advance on the amounts due pursuant to the terms of Master Services Agreement for all purposes.
(f)    Seller shall use commercially reasonable efforts to provide Purchaser with copies of all motions, applications and supporting papers prepared by or on behalf of Seller (including forms of orders and notices to interested parties) directly relating to the Transferred Assets or this Agreement at least two (2) Business Days, unless the exigencies of time prevent the period from being that long, prior to the filing thereof in the Bankruptcy Case so as to allow Purchaser to provide reasonable comments for incorporation into same; except that the Sale Motion (including forms of orders and notices to interested parties) shall be provided to Purchaser at least three (3) days prior to its filing.
(g)    Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Transactions. Without limiting the foregoing, prior to the Closing Seller shall not voluntarily dismiss the Bankruptcy Case once filed and shall use commercially reasonable efforts to:
(i)    commence the Bankruptcy Case within one (1) Business Day following the date of this Agreement;
(ii)    file the Bidding Procedures Motion within one (1) Business Day following the Petition Date;
(iii)    file the Sale Motion within seven (7) days following the Petition Date;
(iv)    file the Services Motion within one (1) Business Day following the Petition Date and obtain the Bankruptcy Court’s entry of the Services Order as expeditiously as possible;
(v)    obtain the Bankruptcy Court’s entry of the Bidding Procedures Order on or prior to December 1, 2015; and
(vi)    obtain the Bankruptcy Court’s entry of the Sale Order on or prior to December 23, 2015.

(h)    Seller agrees to comply (and cause its Representatives to comply) with each of the procedures, terms, conditions and provisions set forth in Exhibit E hereto.
6.2    Confidentiality of Agreement and Public Announcements.
(a)    Except as otherwise provided in Section 6.1 and this Section 6.2, and taking into account the fact that this Agreement and the Related Agreements, and all associated or related exhibits and schedules, will be filed with the Bankruptcy Court and thereby become a matter of public record, Seller agrees that the terms, conditions and existence of this Agreement, the Related Agreements, the Transactions (including any claim or dispute arising out of or related to this Agreement or the Related Agreements, or the interpretation, making, performance, breach or termination thereof) and, after the Closing, all information constituting or concerning the Transferred Assets (which shall be treated as Purchaser’s confidential information after the Closing) shall be kept confidential in accordance with the NDA (which Seller agrees to comply with as if Seller was a signatory thereto) and not used for any purpose other than as expressly contemplated by this Agreement or any of the Related Agreements, and that such obligation shall survive in accordance with the terms of the NDA.
(b)    Other than as required to be disclosed in the Sale Motion or other pleadings in the Bankruptcy Case, Seller shall not, and shall not permit any of its Representatives to, directly or indirectly, issue any statement or communication to any third party (except to any Representatives of Seller that are bound by confidentiality obligations) regarding the existence or subject matter of this Agreement, any Related Agreement or the Transactions contemplated hereby (including any claim or dispute arising out of or related to this Agreement, any Related Agreement or the Transactions, or the interpretation, making, performance, breach or termination hereof) without the consent of Purchaser except as and to the extent that any such Party shall be obligated by law, including as may be required by the Bankruptcy Case, securities laws, or the rule of any securities exchange, in which case the other Party or Parties shall be advised prior to disclosure and the Parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.
(c)    Seller shall afford to Purchaser and its Representatives, at Purchaser’s expense, access to Seller’s accountants, including the financial information (including working papers and data in the possession of Seller’s accountants, internal audit reports, and “management letters” from such accountants) in the possession of Seller’s accountants, in order to assist Purchaser with the preparation of the Allocation and any amendment thereto.
6.3    Acknowledgement; Waivers; Release of Claims.
(a)    Effective as of the Closing, Seller, on its own behalf and on behalf of its agents and assigns, hereby fully and forever releases and discharges Purchaser, its Affiliates and each of Purchaser’s and its Affiliates’ respective Representatives, investors, stockholders, Affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (as applicable), from, and agrees not to sue the foregoing parties concerning any Excluded Liabilities.
(b)    Effective as of the Closing, Purchaser, on its own behalf and on behalf of its heirs, agents and assigns, hereby fully and forever releases and discharges Seller, its Affiliates and each of its Representatives, investors, stockholders, Affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (as applicable), from, and agrees not to sue the foregoing parties concerning any Assumed Liabilities.

(c)    In addition, effective as of the Closing, Seller, on its own behalf and on behalf of its agents and assigns, hereby fully and forever releases and discharges Purchaser, its Affiliates, the Continuing Employees and each of Purchaser’s, its Affiliates’ and the Continuing Employees’ respective Representatives, investors, stockholders, Affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns, from, and agrees not to sue the foregoing parties concerning any rights (including under confidentiality agreements, proprietary information agreements, employment agreements, non-competition or non-solicitation undertakings and all similar or related agreements) to restrict the Continuing Employees from entering into any and all arrangements with, and providing any and all services and information to, and performing any and all services and activities on behalf of and for the benefit of, Purchaser and its Affiliates and their respective Representatives (including in connection with the Employee Offer Letters), or to require any Employees to assign any Intellectual Property Rights to Seller.
(d)    Each of Seller and Purchaser acknowledges that it has been advised and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS, HER OR ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, HER OR IT MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Each of Sellers and Purchaser, being aware of said code section, agrees to expressly waive any rights it may have thereunder, as well as under any other statute or common law principles of similar effect.
6.4    Employee Matters.
(a)    Prior to the Closing, Purchaser will, or will cause one of its Subsidiaries to, make a written offer of “at-will” employment to each Designated Employee who is actively employed immediately prior to the Closing, in each case effective as of the Closing. Such “at-will” employment arrangements will be subject to and in compliance with Purchaser’s standard human resource policies and procedures. Such employment arrangements shall supersede any prior employment agreements and other arrangements with such employees in effect prior to the Closing.
(b)    Seller shall and shall cause its Subsidiaries to cooperate (using commercially reasonable efforts which, for purposes of clarity, shall not require Seller or any of its Subsidiaries to pay any retention bonus or to provide any benefit outside of the ordinary course of business, monetary or otherwise) with Purchaser to encourage Designated Employees to accept such offer of employment and to effect any communications, access to populations, and such other actions as may be reasonably necessary to facilitate such employment offer.
(c)    Those Designated Employees who accept employment from Purchaser pursuant to the offers of employment made pursuant to Section 6.4(a) and who commence employment with Purchaser at the Closing (or such later date with respect to Designated Employees on a leave of absence) are referred to herein collectively as “Continuing Employees.”
(d)    Seller shall have sole responsibility, as between the Parties, for all accrued but unpaid wages, bonuses and the amount of compensation with respect to the accrued and unused vacation time that is due and owing to the Continuing Employees at the Closing and Purchaser shall have no Liability for any such payments on or after the Closing. Effective as of Closing, Seller shall also release any Continuing Employee from any current or future obligation not to compete with any business of Seller.

(e)    Nothing in this Agreement shall constitute an agreement by Purchaser to assume or be bound by any previous or existing employment agreement or arrangement between Seller and any of its Employees (including under any Benefit Plan) or to prevent the termination of employment of any individual Continuing Employee or any change in the employee benefits provided to any individual Continuing Employee following Closing. Accordingly, each Continuing Employee shall be considered an employee “at-will.”
(f)    The terms and provisions of this Section 6.4 are for the sole benefit of Seller and Purchaser. Nothing contained herein, expressed or implied, (i) shall be construed to establish, amend, or modify any Benefit Plan, or any other benefit plan, program, agreement or arrangement, (ii) is intended to confer or shall confer upon any current or former employee any right to employment or continued employment, or constitute or create an employment agreement with any Continuing Employee, or (iii) is intended to confer or shall confer upon any Person other than the Parties (including employees, retirees, or dependents or beneficiaries of employees or retirees, and collective bargaining agents or representatives) any right (including any right to any payment) as a third-party beneficiary of this Agreement.
(g)    At Purchaser’s election, Purchaser and Seller shall utilize the alternate procedure set forth in Section 5 of Revenue Procedure 2004-53 with respect to wage withholding for Continuing Employees.
6.5    Tax Matters.
(a)    Except as set forth in this Section 6.5, Seller will be responsible for the preparation and timely filing of all Tax Returns relating to Seller’s operation of the Business or Seller’s use or ownership of the Transferred Assets. Such Tax Returns shall be true, complete and correct and prepared in accordance with Applicable Law and consistent with past practices. Seller will be responsible for and will pay when due all Taxes reflected on such Tax Returns. In the case of any real or personal property Taxes or similar ad valorem Taxes relating or attributable to the Transferred Assets (“Property Taxes”) that are reported on a Tax Return covering a period commencing on or before the Closing Date and ending after the Closing Date (“Straddle Period Taxes”), any such Straddle Period Taxes shall be prorated between Purchaser and Seller on a per diem basis. The party required by Applicable Law to pay any such Straddle Period Taxes (the “Paying Party”) shall prepare and timely file the Tax Returns with respect thereto in the time and manner required by Applicable Law and shall timely pay all Taxes reflected on such Tax Returns. To the extent such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall be entitled to be reimbursed by the other Party (the “Non-Paying Party”) for the Non-Paying Party’s share of such Straddle Period Taxes within ten (10) days of receipt of reasonably satisfactory evidence of the amount of such Straddle Period Taxes. To the extent either Party receives a refund of Taxes previously paid, such refund will be equitably apportioned between the Parties in a manner consistent with the provisions of this Section 6.5.
(b)    Seller or Purchaser, as the case may be, shall provide reimbursement for any Tax paid by one Party all or a portion of which is the responsibility of the other Party in accordance with the terms of this Section 6.5. Within a reasonable time prior to the payment of any such Tax, the Party paying such Tax shall give notice to the other of the Tax payable and each Party’s respective liability therefor, although failure to do so will not relieve the other Party from its liability hereunder.
(c)    To the extent relevant to the Transferred Assets, Seller shall, and shall cause its Affiliates to, (i) provide Purchaser with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any Taxing Authority or in connection with judicial or administrative proceedings relating to any liability for Taxes (“Tax Contests”) and (ii) retain and provide Purchaser with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any Tax Contest. Seller shall retain all documents, including prior years’ Tax

Returns, supporting work schedules and other records or information with respect to all sales, use and employment Tax Returns and, absent the receipt by Seller of the relevant Tax clearance certificates, shall not destroy or otherwise dispose of any such records for six (6) years after the Closing without the prior written consent of Purchaser.
6.6    Commercially Reasonable Efforts.  In addition to the items set forth in Section 6.1, on the terms and subject to the conditions set forth in this Agreement, each of Purchaser and Seller shall use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as promptly as practicable, the Transactions and the other transactions contemplated by this Agreement and the Related Agreements, including using commercially reasonable efforts to (a) cause the conditions precedent set forth in Article 7 to be satisfied as soon as practicable after the date hereof; (b) obtain all necessary or appropriate consents, waivers and approvals required in connection with this Agreement and the consummation of the Transactions and the other transactions contemplated by this Agreement and the other Related Agreements; (c) subject to the rights of and obligations to Licensors under applicable agreements, preserve elements of Business Content under Seller’s possession or control following Closing to permit Purchaser time to obtain any third party consents necessary for the transfer of any elements of Business Content from Seller to Purchaser and upon receipt of such consents, steps to effectuate such transfer; (d) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); and (e) execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments as may reasonably be requested to consummate the Transactions and the other transactions contemplated hereby. For purposes of clarity, commercially reasonable efforts shall not require Seller to pay any retention bonus or to provide any benefit outside of the ordinary course of business, monetary or otherwise, to any officer or Employee. Notwithstanding anything to the contrary herein, if the lessor or licensor under any Lease conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), Purchaser shall be solely responsible for making all such payments or providing all such additional security on terms acceptable to Purchaser.
6.7    Regulatory Filings.
(a)    Each of Purchaser, on the one hand, and Seller, on the other hand, shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Entity relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Entity, each of Purchaser, on the one hand, and Seller, on the other hand, shall (i) give each other reasonable advance notice of all meetings with any Governmental Entity relating to the Transactions, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep such other Party reasonably apprised with respect to any oral communications with any Governmental Entity regarding the Transactions, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Entity, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Entity regarding the Transactions, and (vi) provide each other (or counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Entity relating to the Transactions. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, Purchaser and its external counsel shall control and direct the antitrust strategy in connection with any investigations with, by or before any Governmental Entity relating to this Agreement or the transactions contemplated hereby, and any proceedings initiated by or against a private party.
(b)    Each of Purchaser and Seller shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by this Section 6.7 are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by this Section 6.7 are required to be or should be obtained, from any Governmental Entity under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.
6.8    Access to Information.  During the period from the date hereof and the earlier of the Closing or the valid termination of this Agreement in accordance with its terms, Seller shall, and shall cause its Affiliates to, provide to Purchaser and its accountants, counsel and other Representatives, promptly upon reasonable advance notice, reasonable access during Seller’s, or, as applicable, its Affiliates’, normal business hours to all of the assets (other than source code, user data and other technology and databases), properties, books and records, Contracts and Permits of Seller and its Affiliates or otherwise relating to the transactions contemplated hereby that Purchaser may reasonably request (subject to any limitations that are reasonably required to comply with any applicable Laws or third Person confidentiality obligations or preserve any applicable attorney-client privilege; provided, that Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide such information in a manner that would not reasonably be expected to result in the loss of such privilege); provided, however, that Seller’s provision of such information does not unreasonably disrupt the normal operations of the Business or Seller, is subject to Seller’s reasonable security measures and insurance requirements and does not include the right to perform any “invasive” testing without Seller’s consent, not to be unreasonably withheld. In furtherance and not in limitation of the foregoing, Seller shall, and shall cause its respective Subsidiaries to, cooperate, assist, arrange and provide information to Purchaser to the extent necessary for Purchaser to prepare for the implementation of internal financial controls and procedures and disclosure controls in accordance with Purchaser’s policies and in compliance with the Sarbanes Oxley Act of 2002 (including compliance with the requirements of the certifications required under Sections 302 and 906 of Sarbanes Oxley Act of 2002), and for the preparation of any required pro forma financial statements and forms, documents and reports required to be filed or furnished with the Securities and Exchange Commission, including assisting with obtaining the consent of Seller’s auditors in connection therewith.
6.9    Notification of Certain Matters.
(a)    During the period from the date hereof and the earlier of the Closing or the valid termination of this Agreement in accordance with its terms, Seller shall promptly notify Purchaser upon becoming aware of (i) any representation or warranty of Seller set forth in this Agreement becoming untrue or any inaccuracy in any representation or warranty of Seller such that the condition set forth in Section 7.2(a) would not be satisfied if the Closing were to occur at such time, or (ii) any breach of any covenant or agreement of Seller set forth in this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied if the

Closing were to occur at such time; provided, however, that such notification shall not be deemed to (x) cure any inaccuracy in or breach of any representation or warranty contained in this Agreement for purposes of the satisfaction of the condition set forth in Section 7.2(a) or the termination rights set forth in Section 9.1(d) or (y) otherwise limit or affect in any way the remedies available hereunder or under any Ancillary Agreement to Purchaser. Notwithstanding the foregoing, from time to time prior to the Closing, Seller shall have the right to supplement or amend the Disclosure Schedules and the other schedules hereto solely to account for Purchaser’s designation of a Contract as an Additional Designated Contract and solely with respect to such Additional Designated Contract, and such supplement or amendment to such schedules shall  be deemed to cure any inaccuracy in or breach of any representation or warranty contained in this Agreement arising solely as a result of the designation of such Additional Designated Contract.
(b)    During the period from the date hereof and the earlier of the Closing or the valid termination of this Agreement in accordance with its terms, Purchaser shall promptly notify Seller upon becoming aware of (i) any representation or warranty of Purchaser set forth in this Agreement becoming untrue, or any inaccuracy in any representation or warranty of Purchaser such that the condition set forth in Section 7.3(a) would not be satisfied if the Closing were to occur at such time, or (ii) any breach of any covenant or agreement of Purchaser set forth in this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied if the Closing were to occur at such time; provided, however, that such notification shall not be deemed to (x) cure any inaccuracy in or breach of any representation or warranty contained in this Agreement for purposes of the satisfaction of the condition set forth in Section 7.3(a) or the termination rights set forth in Section 9.1(e) or (y) otherwise limit or affect in any way the remedies available hereunder to Seller.
6.10    Cure Amounts.  Set forth on Schedule 2.1(a)(i) is a list as of the date hereof of the costs that pursuant to Bankruptcy Code Section 365(b) will be required to cure any default on the part of Seller under the Designated Contracts, which costs must be delivered to the nondebtor counterparty under the Designated Contracts, or with respect to which adequate assurance of prompt delivery by Seller must be provided as a prerequisite to the assumption of such Designated Contracts under Bankruptcy Code Section 365(a) (the “Cure Costs”). Appropriate additions and deletions shall be made to Schedule 2.1(a)(i), and the Cure Costs shall be correspondingly amended, to reflect additions and deletions to Schedule 2.1(a)(i) made from time to time in accordance with Section 2.1(b)(i). Prior to the Closing, Seller shall cooperate with Purchaser to resolve any disputes with the nondebtor party to any of the Designated Contracts regarding the amount of the Cure Costs. The Cure Costs shall be paid for in the manner set forth in Section 2.1.
6.11    Section 280G.  Seller shall promptly submit to the stockholders of Seller for approval (in a manner reasonably satisfactory to Purchaser), by such number of stockholders of Seller as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by Seller and shall be subject to review and approval by Purchaser), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, Seller shall deliver to Purchaser evidence reasonably satisfactory to Purchaser that (A) a vote of the stockholders of Seller was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”), or (B) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the stockholder vote.

ARTICLE 7
CLOSING CONDITIONS
7.1    Conditions to Obligations of Each Party.  The respective obligations of Purchaser and Seller to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Purchaser or Seller:
(a)    No Laws. No Governmental Entity of competent jurisdiction shall have enacted, issued or promulgated any Applicable Law that is in effect and has the effect of making the Transactions illegal or which has the effect of restraining, prohibiting, enjoining, invalidating or otherwise preventing the consummation of the Transactions.
(b)    No Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued or promulgated any Order that is in effect and has the effect of making the Transactions illegal or which has the effect of restraining, prohibiting, enjoining, invalidating or otherwise preventing the consummation of the Transactions.
7.2    Additional Closing Conditions of Purchaser.  The obligations of Purchaser to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by Purchaser:
(a)    Accuracy of Representations and Warranties. The representations and warranties of Seller herein and the representations and warranties of Creditor in the Creditor Indemnity Agreement that are qualified by any reference to Material Adverse Effect or any other materiality qualifications shall have been true and correct on and as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct as of such date). All other representations and warranties of Seller herein and all other representations and warranties of Creditor in the Creditor Indemnity Agreement shall have been true and correct in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all material respects as of such date).
(b)    Compliance with Covenants. Seller shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Seller prior to the Closing. Creditor shall have performed and complied in all material respects with the covenants and obligations under the Creditor Indemnity Agreement required to be performed by and complied with by Creditor prior to the Closing.
(c)    Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.
(d)    Seller Closing Certificate. Purchaser shall have received a certificate, duly executed by an authorized officer of each Seller, certifying as to the matters set forth in Sections 7.2(a), (b) and (c).
(e)    Transaction Agreements. Purchaser shall have received duly executed counterparts to this Agreement and all of the Related Agreements to which Seller is a party.

(f)    Officer’s Certificate. Purchaser shall have received a certificate, validly executed by an officer of Seller, certifying as to the valid adoption of (i) resolutions of the board of directors of Seller unanimously approving and adopting this Agreement, the Related Agreements to which Seller is a party and the Transactions and (ii) resolutions of the stockholders of Seller whereby the Transactions hereunder were approved.
(g)    Transferred Assets. Seller shall have delivered, or caused to be delivered, to Purchaser the Transferred Assets.
(h)    Release of Liens. Seller shall have delivered, or caused to be delivered, to Purchaser all agreements, instruments, certificates and other documents that are necessary or appropriate to effect the full and unconditional release of all Liens held by Parent and Creditor encumbering the Transferred Assets.
(i)    Employment Agreements. The closing conditions set forth on Schedule 2.2(c) shall have been satisfied.
(j)    Sale Order. The Bankruptcy Court shall have entered the Sale Order and waived the stay requirements of Federal Rules of Bankruptcy Procedure 6004(h) and 6006(d), such Sale Order shall be in full force and effect and shall not have been reversed, stayed, modified or amended without the written consent of the Purchaser.
(k)    FIRPTA Compliance. Seller shall have delivered, or caused to be delivered, to Purchaser, a statement pursuant to Treas. Reg. Section 1.1445-2(b) in a form reasonably acceptable to Purchaser that Seller is not a “foreign person” for purposes of Section 1445 of the Code.
(l)    280G Stockholder Approval. Seller shall deliver evidence to Purchaser that the 280G Stockholder Approval has been obtained.
7.3    Additional Closing Conditions of Seller.  The obligations of Seller to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by Seller:
(a)    Accuracy of Purchaser Representations and Warranties. The representations and warranties of Purchasers that are qualified by any reference to Material Adverse Effect or any other materiality qualifications shall have been true and correct on and as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct as of such date). All other representations and warranties of Purchasers shall have been true and correct in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all material respects as of such date).
(b)    Compliance with Covenants. Purchaser shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by such Purchaser prior to the Closing; provided, however, that with respect to covenants and obligations that are qualified by materiality, Purchaser shall have performed and complied with such covenants and obligations, as so qualified, in all respects.

(c)    Purchaser Closing Certificate. Seller shall have received a certificate, duly executed by an authorized officer of Purchaser, certifying as to the matters set forth in Sections 7.3(a) and (b).
(d)    Transaction Agreements. Seller shall have received duly executed counterparts to this Agreement and all of the Related Agreements to which Purchaser is a party.
(e)    Aggregate Consideration. Purchaser shall have delivered, or caused to be delivered, to Seller the Aggregate Consideration.
ARTICLE 8
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
8.1    Survival of Representations and Warranties.  The representations, warranties and covenants required to be performed at or prior to Closing of Seller contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive until the date that is eighteen (18) months after the Closing Date (or if such date is not a Business Day, the next Business Day thereafter) (the date of expiration of any such survival period in this Section 8.1, the “Survival Date”), provided that (a) the representations and warranties contained in Sections 3.1 (Organization and Standing), 3.2 (Subsidiaries), 3.3 (Authorization of Transactions), 3.5 (Title to and Condition of Transferred Assets
8.2    Indemnification.
(a)    Seller (by virtue of and with respect to amounts in the Escrow Fund) hereby agrees, from and after the Closing, to indemnify and hold harmless Purchaser and its Affiliates, and their respective Representatives (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all Actions, losses, Taxes, Liabilities, damages, diminution in value, interest, awards, judgments, penalties, costs and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively, “Losses”; provided, for the avoidance of doubt, that the definition of “Losses” shall not include consequential damages except to the extent reasonably foreseeable) that may be incurred, sustained or accrued by any of them, directly or indirectly, in connection with or as a result of the following (the “Indemnifiable Matters”):
(i)    any inaccuracies in or breaches of any representation or warranty made by or on behalf of Seller in this Agreement or the Ancillary Agreements;
(ii)    any breach of any covenant or agreement required to be performed prior to the Closing by or on behalf of Seller under this Agreement or the Ancillary Agreements; or
(iii)    any Excluded Liabilities.
(b)    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit the rights or remedies of any Indemnified Party in connection with (i) the Non-Competition Agreement, the Creditor Indemnity Agreement, the Master Services Agreement, the Employee Offer Letters or the Proprietary Information and Invention Assignment Agreements, or (ii) any equitable remedy, including specific performance or injunctive relief.
(c)    Notwithstanding anything in this Agreement or any Related Agreement to the contrary, the rights and remedies of the Indemnified Parties shall not be limited by the fact that any Indemnified Party had, or could have, knowledge of any breach, event or circumstance prior to the Closing.

(d)    Nothing in this Article 8 shall limit the liability of any party hereto for any breach of any representation or warranty contained in this Agreement, any Related Agreement or any certificate or other instrument delivered pursuant to this Agreement if the Closing does not occur.
8.3    Limitations on Payments.
(a)    If the transactions contemplated hereby are consummated, the Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.2(a) (except, for the avoidance of doubt, in the case of fraud or intentional misrepresentation) unless and until the aggregate amount of all Losses directly or indirectly paid, sustained, or incurred by the Indemnified Parties (or any of them) exceeds $1,000,000 in the aggregate (the “Basket”), and if the aggregate amount of all Losses directly or indirectly paid, sustained or incurred by the Indemnified Parties (or any of them) exceeds the Basket, then the Indemnified Parties shall be entitled to indemnification for all such Losses that would otherwise be indemnifiable pursuant to Section 8.2(a) (including all Losses incurred prior to exceeding the Basket), subject to the other limitations contained in this Section 8.3.
(b)    The maximum amount that the Indemnified Parties may recover for the Indemnifiable Matters described in Section 8.2(a)(i) (other than for breach of any Fundamental Representations or breach of any representation or warranty contained in Section 3.9 (Intellectual Property), fraud or intentional misrepresentation with respect to any representation or warranty) shall be limited to the Escrow Amount.
(c)    The maximum amount that the Indemnified Parties may recover for the Indemnifiable Matters described in Section 8.2(a)(i) as a result of any inaccuracy in or breach of any Fundamental Representations (other than for fraud or intentional misrepresentation) shall be limited to the Aggregate Consideration.
(d)    The maximum amount that the Indemnified Parties may recover for (i) the Indemnifiable Matters described in Section 8.2(a)(i) as a result of any inaccuracy in or breach of any representation or warranty contained in Section 3.9 (Intellectual Property), and (ii) any Indemnifiable Matters described in Section 8.2(a)(i) arising from or relating to infringement by Seller of a third party’s Intellectual Property Rights that may be presented as a result of any inaccuracy in or breach of any other representation or warranty contained in Article 3, including, without limitation, Section 3.6 (Sufficiency of Transferred Assets) in each case other than for fraud or intentional misrepresentation, shall be limited to the IP Rep Cap.
(e)    The maximum amount that the Indemnified Parties may recover for the Indemnifiable Matters described in Section 8.2(a)(ii) shall be limited (other than for fraud or intentional misrepresentation) to the Aggregate Consideration.
(f)    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit the liability of Seller for any Losses incurred or sustained by the Indemnified Parties or any of them, as a result of the Indemnifiable Matters described in Section 8.2(a)(iii).
(g)    Solely for purposes of determining the amount of any Loss (but not for purposes of determining whether there has been any inaccuracy in or breach of any representation or warranty or breach of any covenant), any qualifications in the representations, warranties and covenants with respect to materiality, material, knowledge or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Losses attributable to a breach of any representation, warranty or covenant of Seller set forth in this Agreement (including the Disclosure Schedule) or any certificate delivered by Seller to Purchaser.

(h)    If an Indemnified Party’s claim under this Article 8 may be brought under different sections of Section 8.2(a), then such Indemnified Party shall have the right to bring such claim under any applicable section it chooses in accordance with this Article 8.
(i)    Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement shall limit the liability of any Person who commits (including by causing Seller to commit) or has actual knowledge of any fraud or intentional misrepresentation in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby for any Losses incurred or sustained by the Indemnified Parties or any of them (including Seller) as a result of such fraud or such intentional misrepresentation committed by such Person or which such Person has actual knowledge of; (ii) none of the Indemnified Parties’ legal claims arising out of such fraud or such intentional misrepresentation shall be limited or waived by this Article 8 or any other provision of this Agreement with respect to any Person committing such fraud or such intentional misrepresentation or any Person that has actual knowledge of such fraud or intentional misrepresentation; and (iii) none of the Indemnified Parties’ equitable claims arising out of any fraud or any intentional misrepresentation shall be limited or waived by this Article 8 or any other provision of this Agreement.
8.4    Exclusive Remedy; Recourse to Escrow Fund. Purchaser acknowledges and agrees that, following the Closing, its sole and exclusive remedy with respect to any and all claims (other than for Losses incurred or sustained by the Indemnified Parties or any of them as a result of the Indemnifiable Matters described in Section 8.2(a)(iii) or as a result of fraud or intentional misrepresentation, and other than pursuant to any equitable remedy, including specific performance or injunctive relief or pursuant to the Non-Competition Agreement, the Creditor Indemnity Agreement, the Master Services Agreement, the Employee Offer Letters or the Proprietary Information and Invention Assignment Agreements) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article 8.
(a)    Without limiting the provisions of Section 8.4(b), the maximum amount that the Indemnified Parties may recover for the Indemnifiable Matters from Seller shall be limited (other than for fraud or intentional misrepresentation with respect to any representation or warranty) to the Escrow Amount, and the Indemnified Parties shall seek to recover amounts in respect of such claims from Seller (other than for fraud or intentional misrepresentation with respect to any representation or warranty) solely from the Escrow Fund.
(b)    Without limiting the foregoing, if the Indemnified Parties’ Losses for Indemnifiable Matters exceed the Escrow Amount, the Indemnified Parties shall seek to recover such Excess Indemnification Amounts solely pursuant to the terms of the Creditor Indemnity Agreement. So long as funds remain in the Escrow Fund, the Indemnified Parties shall seek to recover amounts in respect of such claims from the Escrow Fund prior to seeking to recover amounts in respect of such claims pursuant to the terms of the Creditor Indemnity Agreement.
8.5    Indemnification Procedure.
(a)    If an Indemnified Party seeks indemnification under this Article 8, the Indemnified Party shall deliver an Officer’s Certificate to Seller with a copy to the Escrow Agent. Seller may object to such claim for indemnification by delivering written notice to Purchaser, with a copy to Escrow Agent, specifying in good faith and in reasonable detail the basis for such objection within thirty (30) days following delivery by the Indemnified Party of notice regarding such claim (such notice, an “Objection Notice”). If no Objection Notice is delivered within such thirty (30)-day period, such failure to so object shall be an irrevocable acknowledgement by Seller that the Indemnified Party is entitled to the full amount of the claims for Losses

(subject to Section 8.3) set forth in such Officer’s Certificate (an “Unobjected Claim”). Subject to Sections 8.3, 8.4 and the Escrow Agreement, within thirty (30) days following a claim becoming an Unobjected Claim, the Escrow Agent shall release to Purchaser out of the Escrow Fund an amount equal to the amount of the claim for such Losses, or if such amount is in excess of the Escrow Amount (“Excess Indemnification Amounts”), the Escrow Agent shall release to Purchaser the remaining portion of the Escrow Fund by wire transfer of immediately available funds.
(b)    If an Objection Notice is delivered within thirty (30) days after delivery of such Officer’s Certificate, Seller and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by Seller and Purchaser, a copy of which shall be delivered to Escrow Agent, at which time the Indemnified Party shall be entitled to the amount set forth in the memorandum (if any) for Losses (to the extent limited by Section 8.3) (a “Settled Claim”). Within thirty (30) days following a claim becoming a Settled Claim, the Escrow Agent shall release to Purchaser out of the Escrow Fund an amount equal to the amount of the claim for such Losses, or in the case of Excess Indemnification Amounts, the Escrow Agent shall release to Purchaser the remaining portion of the Escrow Fund by wire transfer of immediately available funds.
(c)    If no such agreement can be reached after good faith negotiation prior to forty-five (45) days after delivery of an Objection Notice, then upon the expiration of such forty-five (45)-day period either Purchaser or Seller may bring a claim in a court of competent jurisdiction for the resolution of such claim. Each claim resolved by a court of competent jurisdiction shall be referred to as a “Resolved Claim”. Within thirty (30) days following a claim becoming a Resolved Claim, the Escrow Agent shall release to Purchaser out of the Escrow Fund an amount equal to the amount of the claim for such Losses, or in the case of Excess Indemnification Amounts, the Escrow Agent shall release to Purchaser the remaining portion of the Escrow Fund by wire transfer of immediately available funds.
(d)    The Unobjected Claims, Settled Claims and Resolved Claims shall be referred to collectively as, the “Payable Claims”. Seller hereby agrees to deliver any instruction to Escrow Agent requested by Purchaser for the disbursement of amounts due to Purchaser for claims determined to be Payable Claims.
(e)    The Parties hereto agree to treat any payments made pursuant to this Article 8 as adjustments to the Aggregate Consideration, to the extent permitted by Applicable Law.
8.6    Third Party Claims.  In the event Purchaser becomes aware of a third party claim (a “Third Party Claim”) which Purchaser reasonably believes may result in a claim for indemnification pursuant to this Article 8, Purchaser shall promptly notify Seller of such claim, and Seller shall be entitled at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The failure to so notify Seller shall not relieve Seller of any Liability, except to the extent Seller demonstrates that the defense of such Third Party Claim is actually and materially prejudiced as a result thereof. If there is a Third Party Claim that, if adversely determined, would give rise to a right of recovery for Losses hereunder, then any reasonable third party fees incurred by an Indemnified Party in the investigation or defense of such Third Party Claim, regardless of the outcome of such Third Party Claim, shall be deemed Losses hereunder. Purchaser shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim, and Seller shall be entitled to participate at its expense in, and Purchaser shall consult in good faith with Seller with respect to, any defense (and the conduct thereof), negotiation, settlement, adjustment or compromise of any such Third Party Claim (“Seller’s Participation Rights”); provided, however, that except with the consent of Seller (such consent not to be unreasonably withheld or delayed), no settlement of any Third Party Claim shall be determinative of the amount of Losses relating to such matter or whether

Purchaser is entitled to indemnification under any provision of this Article 8. In the case of any defense of a Third Party Claim Purchaser shall use good faith efforts, subject to Purchaser’s good faith determinations of defense strategy and Purchaser’s good faith business and commercial objectives and considerations relating to the applicable Third Party Claim, to minimize the Losses arising from such Third Party Claim. In the event that Seller has consented to any such settlement, adjustment or compromise, no Person shall have any power or authority to object under any provision of this Article 8 to the amount of such settlement, adjustment or compromise constituting a Payable Claim.
8.7    Release of Escrow Fund.  Subject to and in accordance with the terms and conditions of the Escrow Agreement, on the date that is eighteen (18) months after the Closing Date (the “Escrow Release Date”), an amount in the aggregate equal to (a) the amount then remaining in the Escrow Fund minus (b) such amounts (such amounts, the “Disputed Amounts”) that are the subject or are reasonably necessary to satisfy any unsatisfied claims specified in an Officer’s Certificate and delivered to Seller on or prior to the Escrow Release Date with respect to facts and circumstances relating to a claim pursuant to this Article 8 specified in such Officer’s Certificate and existing, threatened or reasonably anticipated on or prior to the Escrow Release Date, shall promptly (and in no event later than five (5) days after the Escrow Release Date) be delivered to Seller in accordance with this Agreement and the Escrow Agreement. As soon as each such unsatisfied claim has been resolved, Seller and Purchaser shall deliver to the Escrow Agent a written notice executed by each such party instructing the Escrow Agent to promptly (and in no event later than one (1) Business Day after the date of such written notice) deliver to Seller the applicable portion of the Disputed Amount (after deducting any amounts required to be distributed pursuant to the resolution of such claim to the applicable Indemnified Parties) that would have otherwise been distributed on the Escrow Release Date in accordance with this Agreement and the Escrow Agreement.
ARTICLE 9
TERMINATION
9.1    Termination.  Except as provided in Section 9.2, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing as follows:
(a)    by mutual written consent of Purchaser and Seller;
(b)    by either Purchaser or Seller, if the Closing shall not have occurred on or before 11:59 p.m. (Pacific time) on February 15, 2016; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of, or resulted in, the failure of the Transactions to occur on or before such date and such action or failure constitutes a breach of this Agreement;
(c)    by either Purchaser or Seller, if:
(i)    a Governmental Entity of competent jurisdiction shall have enacted, issued or promulgated a Law that is in effect and has the permanent effect of making the Transactions illegal or which has the permanent effect of prohibiting or otherwise preventing the consummation of the Transactions; or
(ii)    a Governmental Entity of competent jurisdiction shall have issued or granted an Order that is in effect and has the permanent effect of making the Transactions illegal or which has the permanent effect of prohibiting or otherwise preventing the consummation of the Transactions, and such Order has become final and non-appealable;

(d)    by Purchaser (provided, that Purchaser is not then in material breach of this Agreement), if there has been a breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement such that, if not cured on or prior to the Closing, the conditions set forth in Sections 7.2(a) or (b) would not be satisfied at the Closing and such breach has not been cured within twenty (20) Business Days after written notice thereof to Seller;
(e)    by Seller (provided, that Seller is not then in material breach of this Agreement), if there has been a breach of any representation, warranty, covenant or agreement of Purchaser set forth in this Agreement such that, if not cured on or prior to the Closing, the conditions set forth in Sections 7.3 (a) or (b) would not be satisfied at the Closing and such breach has not been cured within twenty (20) Business Days after written notice thereof to Purchaser;
(f)    by Purchaser or Seller, immediately upon the occurrence of any of the following events:
(i)    The Bankruptcy Court approves an Alternative Transaction, or an Alternative Transaction is consummated;
(ii)    The dismissal or conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code;
(iii)    The Bidding Procedures Order is not entered by the Bankruptcy Court on or prior to December 1, 2015 or the Sale Order is not entered by the Bankruptcy Court on or prior to December 23, 2015.
(g)    By Purchaser, if Seller has not obtained the written consent, in the form attached hereto as Exhibit G, of Parent and Creditor to the terms and conditions of this Agreement and the transactions contemplated hereby within one (1) Business Day following the commencement of the Bankruptcy Case.
9.2    Effect of Termination.  In the event of the valid termination of this Agreement in accordance with the terms of Section 9.1, this Agreement shall thereupon and forthwith become void and of no further force or effect whatsoever, and, subject to Section 9.3, there shall be no liability or obligation on the part of Purchaser, Seller or their respective Affiliates or Representatives in connection herewith; provided, however, that no such termination shall relieve any Party from liability resulting from fraud or arising out of any willful breach of such Party’s representations, warranties, covenants or agreements set forth herein; and provided, further, that the provisions of Section 6.2, this Section 9.2 and Article 10 shall remain in full force and effect and survive any termination of this Agreement under the terms of Section 9.1.
9.3    Termination Fees.  Notwithstanding anything to the contrary in this Agreement, including Section 9.2:
(a)     in the event that this Agreement is terminated pursuant to Section 9.1(f)(i), then Seller shall pay by wire transfer of immediately available funds to an account designated by Purchaser:
(i)    upon delivery by Purchaser to Seller of a reasonably detailed calculation of the actual out-of-pocket costs and expenses (including, without limitation, reasonable expenses of counsel and other outside consultants and reasonable legal expenses related to the transactions contemplated hereby, preparing and negotiating this Agreement and documents related hereto, investigating Seller or the Transferred Assets) incurred by Purchaser in connection with its due diligence investigation of Seller and the negotiation and execution of this Agreement and the transactions contemplated hereby, cash in an amount equal to such costs and expenses, subject to a cap of Five Hundred Thousand Dollars ($500,000) in the aggregate (the “Expense Reimbursement”), plus
(ii)    an amount in cash equal to $2,250,000 (the “Break-Up Fee”), plus
(iii)    an amount in cash equal to the Master Services Fees.
(b)    In the event this Agreement (i) is terminated pursuant to Section 9.1(b) (other than by Seller where Purchaser’s action or failure to act has been a principal cause of, or resulted in, the failure of the Transactions to occur on or before February 15, 2016 and such action or failure constitutes a breach of this Agreement), 9.1(d), 9.1(f)(ii) or 9.1(f)(iii) and (ii) Seller consummates an Alternative Transaction that constitutes a higher and better offer for the Transferred Assets, then Seller shall pay the Expense Reimbursement and the Break-Up Fee by wire transfer of immediately available funds to an account designated in writing by Purchaser.
(c)    In the event this Agreement is terminated pursuant to Section 9.1(a), 9.1(b) (other than by Seller where Purchaser’s action or failure to act has been a principal cause of, or resulted in, the failure of the Transactions to occur on or before February 15, 2016 and such action or failure constitutes a breach of this Agreement), 9.1(c), 9.1(d), 9.1(f)(ii), 9.1(f)(iii) or 9.1(g), then, within one (1) Business Day following receipt of notice from Purchaser, Seller shall pay to Purchaser an amount in cash equal to the Master Services Fees, by wire transfer of immediately available funds to an account designated in writing by Purchaser.
(d)    Any payments of the Expense Reimbursement or the Break-Up Fee pursuant to Sections 9.3(a)(i) or 9.3(b) shall be made concurrently with the consummation of the applicable Alternative Transaction.
(e)    Purchaser and Seller hereby agree that the Expense Reimbursement and the Break-Up Fee: (i) are not a penalty, but rather, are reasonable estimates of the damages to be suffered by Purchaser in the event the transactions contemplated by this Agreement are not consummated under the circumstances set forth herein, (ii) are a necessary inducement for Purchaser to enter into the transactions contemplated by this Agreement and (iii) shall be the sole remedy of Purchaser for breach of this Agreement by Seller (other than for non-payment of any amounts due under this Section 9.3) if this Agreement is terminated under circumstances where the Break-Up Fee is payable.
ARTICLE 10
GENERAL
10.1    Notices.  Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered in person; (b) when transmitted by facsimile (with written confirmation); (c) on the third (3rd) Business Day following the mailing thereof by certified or registered mail, return receipt requested; or (d) when delivered by an express courier (with written confirmation) to the Parties at the following addresses (or to such other address or facsimile number as such Party may have specified in a written notice given to the other Parties):

(a)    if to Purchaser, to:
Pandora Media, Inc.
2100 Franklin St. Suite 700
Oakland, CA 94612
Attention: General Counsel
Facsimile No.: (510) 593-2729
Telephone No.: (510) 593-2729
with a copy to:
Wilson Sonsini Goodrich & Rosati
One Market Plaza
Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Todd Cleary
Telephone No: (415) 947-2000
Facsimile No.: (415) 947-2099

Wilson Sonsini Goodrich & Rosati
1301 Avenue of the Americas
40th Floor
New York, NY 10019-6022
Attention: Benjamin Hoch
Telephone No: (212) 999-5800
Facsimile No.: (212) 999-5899

(b)    if to Seller, to:
Rdio, Inc.
1550 Bryant Street, Suite 200
San Francisco, CA 94103
Attention: General Counsel
Facsimile No.: (415) 626-6022

with a copy to:

Levene, Neale, Bender, Yoo & Brill L.L.P.
10250 Constellation Boulevard
Suite 1700
Los Angeles, CA 90067
Attention: Ron Bender
Telephone No: (310) 229-1234
Facsimile No.: (310) 229-1244

10.2    Interpretation.  Unless a clear contrary intention appears: (a) the singular number shall include the plural, and vice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) ”include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (e) all references in this Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules, Sections and Exhibits to this Agreement, except as otherwise indicated; (f) the table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (g) ”or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (i) ”hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof. Documents or other information and materials shall be deemed to have been “made available” by Seller if and only if Seller has posted such documents and information and other materials to the virtual data room managed by Seller at https://datasite.merrillcorp.com or made such documents and information and other materials available in a physical data room located at 4 Embarcadero, Suite 3000, San Francisco, California, between the dates of October 2, 2015 and October 8, 2015, for review by Purchaser and/or its Representatives, in each case at least 24 hours prior to the execution and delivery of this Agreement by the parties hereto; provided that any documents provided by Gregory Akselrud to Adam Copley at least 24 hours prior to the execution and delivery of this Agreement by the parties hereto, including where Adam Copley is one of several recipients, shall also be deemed to have been “made available” to Purchaser; provided, for the avoidance of doubt, documents shall only be deemed to have been “made available” to the extent that copies of such documents containing all material provisions thereof were made available, including, for the avoidance of doubt, material provisions contained in relevant annexes, exhibits, schedules and the like.
10.3    Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Until and unless each Party has received counterparts hereof signed by the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.
10.4    Entire Agreement; Assignment.  This Agreement, the exhibits hereto, the Disclosure Schedule and the Related Agreements to which the Parties are party: (a) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, between the Parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other Person any rights or remedies hereunder except that this Agreement shall be for the benefit of not only the Parties but also each of the Indemnified Parties and except that Section 8.2 shall also be for the benefit of the Persons referenced in Section 8.2. Notwithstanding the foregoing, the Parties agree and acknowledge that the NDA survives by its terms. Purchaser shall not assign this Agreement by operation of law or otherwise without the prior written consent of Seller, except that Purchaser may assign its rights and delegate its obligations hereunder to one or more of its Affiliates as long as Purchaser remains ultimately liable for all of Purchaser’s obligations hereunder. Seller shall not assign this Agreement by operation of law or otherwise without the prior written consent of Purchaser.
10.5    Severability.  If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
10.6    Other Remedies.  Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Without prejudice to remedies at law, the Parties shall be entitled to specific performance in the event of a breach or threatened breach of this Agreement.
10.7    Governing Law; Exclusive Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the Parties (a) irrevocably consents to the exclusive jurisdiction and venue of the Bankruptcy Court, or, if the Bankruptcy Court lacks or abstains from exercising jurisdiction, the state and federal courts in the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, (b) agrees that process may be served upon them in any manner authorized by the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and/or the laws of the State of California, as applicable, for such Persons and (c) waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each Party agrees not to commence any legal proceedings related hereto except in such courts. In any Action between the Parties concerning their respective rights and obligations under this Agreement, the prevailing party in such Action shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such Action.
10.8    Rules of Construction.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
10.9    Amendment; Waiver.  This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of the Party against whom enforcement is sought. Purchaser, on the one hand, and Seller, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other Party hereto, and (ii) waive compliance with any of the covenants or agreements for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No delay or failure by any Party to assert any of its rights or remedies shall constitute a waiver of such rights or remedies.
10.10    No Third Party Beneficiary.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties hereto or their respective successors and assigns any rights, remedies, or Liabilities under or by reason of this Agreement except that Article 8 shall also be for the benefit of the Indemnified Parties.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the individuals and entities listed below, in their own capacity or by their duly authorized representatives, have executed this Agreement as of the date first written above.
PANDORA MEDIA, INC.
By: /s/ Steve Bené
Name: Steve Bené
Title: General Counsel
RDIO, INC.
By: /s/ Elliott Peters
Name: Elliott Peters
Title: General Counsel